Exhibit 99.1

ABN 25 009 069 005

ANNUAL REPORT

30 June 2015

TABLE OF CONTENTS

TABLE OF CONTENTS

Corporate Directory	1

Directors’ Report	2

Auditors’ Independence Declaration	20

Corporate Governance Statement	21

Consolidated Statement of Comprehensive Income	29

Consolidated Balance Sheet	30

Consolidated Statement of Cash Flows	31

Consolidated Statement of Changes in Equity	32

Notes to the Consolidated Financial Statements	33

Directors’ Declaration	76

Independent Auditor’s Report	77

Shareholder information	79

Samson Oil & Gas Limited	Annual Report – 30 June 2015

CORPORATE DIRECTORY

CORPORATE DIRECTORY

Directors		Stock Exchange
V. Rudenno (Chairman)		Australian Securities Exchange Limited
T.M. Barr (Managing Director)		Code: SSN
D. Craig
K. Skipper
NYSE Amex
Code: SSN
Secretary
D.I. Rakich

Registered Office and Business Address		Australian Company Number
Level 16, AMP Building		009 069 005
140 St Georges Terrace
Perth, Western Australia 6000		Australian Business Number
Telephone:	(08) 9220 9830	25 009 069 005
Facsimile:	(08) 9220 9820

Email		Presentation Currency
contact@samsonoilandgas.com.au		The financial statements are presented in
US Dollars (2014: US Dollars)
Web Site
www.samsonoilandgas.com.au

Share Registry
Security Transfer Registrars Pty Ltd
770 Canning Highway
Applecross, Western Australia 6953
Telephone:	(08) 9315 2333
Facsimile:	(08) 9315 2233

Bankers
National Australia Bank
Utility Bay 13.03
100 St Georges Terrace
Perth, Western Australia 6000

Bank of the West
633 17th Street
Denver, Colorado, 80202

Solicitors
Squire Sanders
152 St Georges Terrace
Perth, Western Australia 6000

Davis Graham & Stubbs LLP
1550 Seventeenth Street, Suite 500
Denver, Colorado, 80202

Clanahan, Bean & Beck, PC
1873 South Bellaire Street, Suite 1401
Denver, Colorado, 80222

Auditors
RSM Bird Cameron Partners
8 St Georges Terrace
Perth, Western Australia 6000

Samson Oil & Gas Limited	Annual Report – 30 June 2015

DIRECTORS’ REPORT

30 June 2015

DIRECTORS’ REPORT

In accordance with a resolution of Directors, the Directors submit their report with respect to the results of the operations of Samson Oil & Gas Limited (“the Company”) and its controlled entities (“the Consolidated Entity” or “Group”) for the year ended 30 June 2015 and the state of its affairs at that time.

DIRECTORS

The names and details of the Directors of the Company in office during the whole financial year and until the date of this report, unless noted otherwise, are:

Dr. Victor Rudenno

Chairman

Dr. Rudenno was appointed as a Director of the Company in April 2007. In 1984, Dr. Rudenno transitioned to the investment industry as a rated mining and energy analyst working for firms such as James Capel, DBSM and Prudential Bache. In 1995, he moved to the corporate side of investment banking and worked for a number of leading firms including Macintosh Corporate, Deutsche Bank, Hartley Poynton and CIBC. In 2002, Dr. Rudenno co-founded Equity Capital Markets Ltd, an investment bank specialising in corporate advice and capital raising which merged with Interfinancial in 2005 and subsequently was acquired by Tolhurst, an ASX listed broker in 2007. He is currently an Executive Director of Revaluate Pty Limited. He is a Senior Fellow of the Financial Services Institute of Australasia and a Fellow of the Australasian Institute of Mining and Metallurgy. Dr. Rudenno holds a Bachelor of Mining Engineering degree, a Master of Commerce degree and a Doctor of Philosophy for his thesis on Mining Economics. During his earlier academic career, Dr. Rudenno lectured both at the University of New South Wales and part time at University of Sydney, predominantly on mining economics, geostatistics, operations research and thermodynamics. He is the author of the textbook “Mining Valuation Handbook”.

Dr Rudenno is a member of the Audit Committee. On 1 July 2015 Dr Rudenno was appointed Chair of the Audit Committee.

Dr Rudenno is a member of the Compensation Committee.

On 25 August 2010, Dr Rudenno was appointed a non-executive Director of Pilbara Minerals Limited (a publicly listed company) and resigned from this position on 30 May 2013.

Dr Rudenno has not held any directorships, other than those disclosed above in the past three years.

Mr Terence Maxwell Barr

Managing Director

Mr Barr is a petroleum geologist with over 30 years’ experience, including 11 years with Santos Limited. He is credited with the discovery of significant oil and gas reserves during his career. In recent years, Mr Barr has specialised in tight gas exploration, drilling and completion and is considered an expert in this field. This experience and expertise is invaluable given the exposure the Company has to tight gas opportunities in Wyoming and other parts of United States of America. Mr Barr was appointed managing director of the Company on 25 January 2005.

Mr Barr has not held any other directorships in the past three years.

Mr Keith Skipper

Non Executive Director

Mr. Skipper was appointed as director of the Company on 15 September 2008.  Mr. Skipper holds a B.Sc (Hons) degree in Geology from Reading University (United Kingdom) and a Master of Science from McMaster University (Canada).  He commenced his career with Amoco Canada Petroleum Limited in 1970.  Mr. Skipper’s experience includes ten years with Bridge Oil Ltd and several years with Pan Canadian Petroleum Limited (now part of Encana Corporation) and Antrim Energy Inc. in management and senior executive positions. He is a resident of Australia.

Samson Oil & Gas Limited	Annual Report – 30 June 2015

DIRECTORS’ REPORT

30 June 2015

Mr Skipper is a member of the Audit Committee.

Mr Skipper was the Chair of the Compensation Committee until 1 July 2015, when he resigned as Chair of the committee. He remains a member of the Compensation Committee

During the last three years, Mr. Skipper was a Director of the following publicly listed companies:

•	Rawson Resources Limited
•	UIL Energy Limited

Dr DeAnn Craig

Non Executive Director

Dr Craig was appointed as a Director of the Company on 11 July 2011.  Dr Craig holds an Interdisciplinary PhD with emphasis in Petroleum Engineering and Operations Research from the Colorado School of Mines (USA).  She has also earned several degrees from Colorado School of Mines including Masters of International Political Economy of Resources, Masters of Science Mineral Economics and Business and a Bachelor of Science Chemical and Petroleum Refining Engineering.  In addition Dr Craig holds an MBA from Regis University in Denver, Colorado. During her career Dr. Craig has been a drilling engineer, a reservoir engineer responsible for reserves determination and property valuation, and progressed to senior management in several companies, including Phillips Petroleum, now ConocoPhillips, and CNX Gas. She is a registered professional engineer in the state of Colorado.

In the previous five years she has served as Senior Vice President, Asset Assessment CNX Gas Corporation, served as an Adjunct Professor in the Petroleum Engineering Department at the Colorado School of Mines and was appointed by the Governor of Colorado to serve on the Colorado Oil and Gas Conservation Commission.  Currently she is consulting to the oil and gas industry.

Dr Craig was the Chair of the Audit Committee throughout the year. She resigned as Chair of the Audit Committee on 1 July 2015, she remains a member of the committee.

Dr Craig is a member of the Compensation Committee.

Dr Craig was appointed a Non-Executive of Atlas Resources Partners, L.P. (a publicly listed company) in March 2012 and continues to serve in that position to the date of this report. Dr Craig has not held any other directorships in the past three years.

Mr Eugene McColley (resigned effective 5 August 2015)

Non Executive Director

Mr McColley is a co-founder and managing general partner of Roaring Fork Capital Management, LLC formed in 2002. He has provided both capital and value-added services to orphaned microcap companies (public companies with market capitalisations of $140 million or less that have been neglected by the financial community) for the past 20 years. His relevant expertise stems from experience as both a microcap investment banker and a director investor in orphaned microcap companies. As an investment banker, Mr McColley raised $280 million for over 50 microcap public companies. As a private equity fund manager and direct angel investor, Mr McColley has invested in 81 orphaned microcap companies.

Prior to his resignation, Mr McColley was a member of the Audit and Compensation Committees.

Mr McColley has not held any other directorships in the past three years.

Samson Oil & Gas Limited	Annual Report – 30 June 2015

DIRECTORS’ REPORT

30 June 2015

COMPANY SECRETARY

Mr Denis Rakich F.C.P.A

Mr Rakich is an accountant and Company Secretary with extensive corporate experience within the petroleum services, petroleum and mineral production and exploration industries. Mr Rakich is responsible for the corporate management of Samson Oil & Gas Limited and the maintenance of the Company’s ASX listing. He is a member of CPA Australia and is currently Company Secretary for another public Company in the resources sector.

DIRECTORS’ SHAREHOLDINGS

At the date of this report, the interests of the Directors in shares and share options in the Company are:

	Number of Ordinary Shares	Number of Options over Ordinary Shares
T.M. Barr	14,546,446	802,938
V. Rudenno	5,892,105	542,241
K. Skipper	936,502	80,000
D. Craig	280,000	4,000,000
E. McColley	2,002,500	4,801,001

PRINCIPAL ACTIVITIES

The principal activities during the year of entities within the Consolidated Entity were oil and gas exploration, development and production in the United States of America. There have been no significant changes in the nature of these activities during the year.

The Company’s focus in the future will continue to be on oil and gas exploration, development and production in the USA. The Company will aim to develop existing acreage, whilst continuing to identify potential project acquisitions.

OPERATING AND FINANCIAL REVIEW

Financial Results

Excluding certain non-cash charges of impairment, depletion and amortisation and exploration expenditure written off the Company made a profit of $4.4 million (2014:$3.0 million).

The result for the financial year ended 30 June 2015 from continuing operations, after provision for income tax was a loss attributable to members of the parent of $35.0 million (2014: loss $3.3 million). Included in the current year result is exploration expenditure expensed of $12.7 million (2014: $0.4 million). Exploration expenditure also includes $12.4 million of previously capitalized exploration expense written off in relation to the Company’s South Prairie, Roosevelt and Hawk Springs project. The exploration expenditure in the prior year primarily relates to the Matson well in our South Prairie project. This well was expensed in line with the Consolidated Entity’s accounting policy to expense all exploration when the conclusion is reached that the Consolidated Entity is unlikely to recover the expenditure by future exploitation or sale.

Also included in the net loss are impairment charges of $19.9 million. This charge mainly relates to our North Stockyard and Rainbow project and is a direct result of the significant decrease in the global oil price.

Development Activities

Bakken Field, Williams County, North Dakota

North Stockyard Project

Various working interests

Together with the fellow working interest owners, the Consolidated Entity has drilled seventeen wells in this field, fourteen in the Bakken formation, two in the Three Forks formation and one in the Mission Canyon formation.

Samson Oil & Gas Limited	Annual Report – 30 June 2015

DIRECTORS’ REPORT

30 June 2015

Below is a summary of the wells in our North Stockyard and their performance during the year ended 30 June 2015. Production information is shown on a gross basis.

	Net Revenue Interest	Objective	Reserve Classification at June 30, 2015	YTD Production June 30, 2015 BOE*	Cumulative well production to June 30, 2015 BOE*

Initial Development Program
Harstad #1-15	26.39%	Mission Canyon	Plugged and Abandoned	-	105,234
Leonard #1-23H	7.65%	Bakken	PDP	15,960	153,645
Gene #1-22H	23.41%	Bakken	PDP	26,973	206,133
Gary #1-24H	28.31%	Bakken	PDP	22,517	238,314
Rodney #1-14H	20.66%	Bakken	PDP	39,578	195,203
Earl #1 -13H	24.48%	Bakken	PDP	53,359	314,600
Everett #1-15H	19.89%	Bakken	PDP	114,640	254,118
					-
Infill Development Program					-
Billabong	22.01%	Bakken	PDNP	41,057	41,057
Sail & Anchor 4-13-14	19.15%	Bakken	PDP	45,136	95,813
Blackdog 3-13-14	19.02%	Bakken	PDP	99,520	189,417
Tooheys 4-15-14	21.60%	Bakken	PDP	78,248	130,999
Coopers 2-15-14	21.60%	Bakken	PDP	60,262	99,789
Little Creature	21.24%	Bakken	PDP	23,681	85,909
Matilda Bay 1-15	25.23%	Bakken	PDP	31,892	32,901
Matilda Bay 2-15	25.23%	Bakken	PDP	33,118	47,796
Bootleg 4- 14-15	21.72%	Three Forks	PDP	94,172	94,172
Bootleg 5- 14-15	21.72%	Three Forks	PDP	82,379	82,379
Bootleg 8-14-15	21.72%	Three Forks 2	PDP	14,816	14,816
Ironbank 5-14-13	20.46%	Three Forks	PDP	68,029	68,029
Ironbank 4-14-13	20.46%	Three Forks	PDP	36,835	36,835
Ironbank 7-14-13	20.46%	Three Forks	PDP	35,236	35,236
Bootleg 6-14-15	21.72%	Three Forks	PDP	13,125	13,125
Bootleg 7-14-13	21.72%	Three Forks	PDP	16,472	16,472
Ironbank 6-14-13	20.46%	Three Forks	PDP	16,629	16,629

				1,063,634	2,568,619

*BOE calculations only includes gas sold and excludes gas flared.

Rainbow Project

23% - 55% working interest

The Consolidated Entity’s first well in its Rainbow project spud on 28 June 2014. This well was drilled by Continental Energy Corporation and produced 15,207 barrels of oil, net to the Company during the year ended 30 June 2015.

Currently, the Consolidated Entity’s had a permit in place to drill a Middle Bakken well in the western drilling unit. The location for this well has been built and conductor pipe has been set, therefore drilling to complete the well could be commenced in the near future, if desired. However, if drilling operations do not commence by 4 February 2016, the lease could expire as it is passed its primary term and is being held by a continuous drilling clause. The Consolidated Entity is considering extending the lease to delay the drilling of the well in the current oil price environment; however the terms and conditions of this are not yet known.

Samson Oil & Gas Limited	Annual Report – 30 June 2015

DIRECTORS’ REPORT

30 June 2015

Exploration Activities

Hawk Springs Project, Goshen County, Wyoming

Defender US 33 #2-29H

37.5% working interest

This well commenced production in February 2012. Numerous operational and pumping issues have been associated with this well. This well was cleaned out in July 2012 and resumed pumping. In June 2015, the well was struck by lightning, which affected the electronic controllers associated with the well. These controllers have yet to be repaired due to the well’s low productivity rate. At June 30, 2015, the Defender well had no proved reserves.

Bluff 1-11

25% working interest

The Bluff Prospect was drilled in June 2014 to test multiple targets in the Permian and Pennsylvanian sections in a 4-way structural trapping configuration. The Bluff #1-11 well reached a total depth of 8,900 feet after intersecting the pre-Cambrian basement.

Various oil shows were observed in the Cretaceous, Jurassic, Permian, and Pennsylvanian intervals while drilling.  After running drill-pipe conveyed logging tools in the deeper portion of the well below the intermediate casing, the Pennsylvanian zones, were deemed to be too thin and uneconomic to produce.  The Permian target zone (from 7738’to 7756’) displayed excellent porosity. As a result, the calculated water saturation was high, and was initially deemed to be water saturated, so the bottom portion of the hole below the intermediate casing was plugged.  Further analysis of the Permian target zone by an outside expert petrophysicist has determined the 9500 foot level sand contains gas, and the properties associated with this interval the gas was most likely nitrogen and this was proven through analysis of the gas sampled from the flow test. . The presence of any type of gas in the Permian target zone validates the trap in the Bluff prospect and thus the potential to host an oil leg below the gas cap.  In April 2015, the cement plug above the Permian target zone was drilled out and the presence of nitrogen was confirmed and we began a flow test of this well in July 2015, The flow test was completed in September after 1.2 BCF of gas was produced, the test was curtailed at this point because pressure transient analysis and reservoir modeling suggested that whilst the fluid contact was seen to be moving it was doubtful as to whether this fluid boundary would be seen at the Bluff 1-11 well bore. Accordingly the flow test was not definitive either proving or disproving the presence of an oil leg to this gas accumulation.

Roosevelt Project, Roosevelt County, Montana

Australia II

100% working interest

In December 2011, the Consolidated Entity drilled the Australia II well in the Roosevelt Project, the first appraisal (exploratory) well in this project area. This well was drilled to a total measured depth of 14,972 feet with the horizontal lateral remaining within the target zone for the entire lateral length. Oil and gas shows were returned during the drilling of this well and approximately 3,425 barrels of oil were produced. The well encountered numerous operational issues and was deemed uneconomic and all costs associated with the well were expensed during the year ended 30 June 2012.

In July 2014, the Consolidated Entity replaced the pump on the Australia II well and production from this well has recommenced production. During July 2014, the well averaged 100 barrels of oil per day. The well failed to produce consistently following this and the high cost of lease operating expenses rendered the well uneconomic, it is currently shut in, pending higher oil prices.

Gretel II

100% working interest

The Consolidated Entity drilled the second appraisal (exploratory) well in the Roosevelt Project, Gretel II, in January 2012 and fracture stimulated in March 2012. Based on the results, it appears that this well was drilled on the north side of the Brockton Fault zone, which is believed to be the western edge of the continuous Bakken oil. The Gretel II well is currently shut in, as it was mainly producing water, with just a 5% oil cut. The Consolidated Entity does not believe that it will recover its costs associated with drilling it. The Consolidated Entity expensed $11.6 million of previously capitalised exploration expenditure which represents 100% of the costs incurred during the year ended 30 June 2012. No further work has been performed on this well bore during the year ended 30 June 2014. During the year ended 30 June 2015, the reclamation process was started for this lease.

Samson Oil & Gas Limited	Annual Report – 30 June 2015

DIRECTORS’ REPORT

30 June 2015

In total, $24.7 million of previously capitalized exploration expenditure has been expensed in relation to the drilling costs associated with these two wells during the year ended 30 June 2012.

During the year ended 30 June 2014, the Consolidated Entity entered into a seismic and drilling agreement with Momentus Energy Corp, a Canadian exploration and development company based in Calgary to further explore this project. Momentus acquired 20 squares miles of 3-D seismic data at no cost to the Consolidated Entity. This data has been processed and interpreted.

Momentus failed to drill their earn in well by the date required in the farm out agreement and therefore the agreement has been voided. Given the deterioration in the oil price, and the exploratory nature of the project, all previously capitalised costs, $7.9 million, in relation to the Roosevelt project were written off during the year ended 30 June 2015.

Other

South Prairie Project, North Dakota

25% working interest

The Consolidated Entity has a 25% working interest in 25,590 net acres, which is located on the eastern flank of the Williston Basin in North Dakota. The target reservoir for the project is the Mississippian Mission Canyon Formation. Seventy-six square miles of 3-D seismic data have been shot and processed. The data has been interpreted and the first prospect – the Matson #3-1 well, was drilled during the year ended 30 June 2014. The well was drilled to a depth of 4,825 feet. The joint operation elected to plug and abandon this well based on the logging and show results and $186,854 in dry hole costs was recognised in the Income Statement. The data indicates that oil migrated through the Mission Canyon reservoir, evidenced by black asphaltic dead oil stain, but was not trapped in the targeted 420 acre 4-way structural closure.

The joint operation then focused on developing three structural closure prospects (Pubco, Deering, and Birch) along the Prairie Salt edge in the South Prairie 3-D project. The York #3-9 well, from the Pubco Prospect was drilled in September 2014. This well failed to intersect hydrocarbons and was immediately plugged. Given the lack of success in this project, the Consolidated Entity expensed $2.5 million in previously capitalised Exploration Expenditure to the Income Statement during the year ended 30 June 2015.

The leases remain current in the project and a third well, Badger #1 is expected to be drilled in October 2015. This well is expected to test the Wayne Zone of the Mississippian Canyon formation.

Cane Creek Project, Grand & San Juan Counties, Utah

Pennsylvanian Paradox Formation, Paradox Basin

100% working interest

On November 5, 2014, the Consolidated Entity entered into an Other Business Arrangement (“OBA”) with the Utah School and Institutional Trust Lands Administration (“SITLA”) covering approximately 8,080 gross/net acres located in Grand and San Juan Counties, Utah, all of which are administered by SITLA. The Consolidated Entity was granted an option period for two years in order to enter into a Multiple Mineral Development Agreement (“MMDA”) with another company who hold leases to extract potash in an an acreage position situated without project area. Upon entering into the MMDA, SITLA is obligated to deliver oil and gas leases covering our project area at cost of $75 per acre to the Consolidated Entity

This acreage is located in the heart of the Cane Creek Clastic Play of the Paradox Formation along the Cane Creek anticline. The primary drilling objective is the overpressured and oil saturated Cane Creek Clastic interval. Keys to the play to date include positioning along the axis of the Cane Creek anticline and exposure to open natural fractures. The 3-D seismic is currently being designed to image these natural fractures. This project displays very robust economics in a low priced oil environment using the evidence obtained from a nearby competitor well that has produced 802,967 BO in just over two years and has an EUR of 1.2 million barrels of oil. Initial production rates are around 1,500 BOPD and decline rates are very modest.

Samson Oil & Gas Limited	Annual Report – 30 June 2015

DIRECTORS’ REPORT

30 June 2015

Financing Activities

In January 2014, the Consolidated Entity entered into a $25 million credit facility with Mutual of Omaha, which was increased to $50 million in November 2014, subject to borrowing base restrictions.

The current borrowing base is $19.0 million, which is drawn to $18.7 million as at Balance Date and the date of this report.

Production Activities

During the year the Consolidated Entity produced approximately 233,646 (2014: 105,243) barrels of oil and 226,707 (2014: 182,659) Mcf of gas.

Reserves

	As at 30 June 2015
	NET OIL MBBLS	NET GAS MMCF	NET BOE MBBLS	NPV 10 $ MILLION
PDP	1,217	1,117	1,403	$32.336
PDNP	68	66	79	$1.917
PUD	-	-	-	-
TOTAL PROVED	1,285	1,177	1,482	$34.253

Notes to Reserves Estimates

BOE MBBBLS is thousand barrels of oil equivalent

BOE is calculated using a heating value of gas and converted as 1 BOE equals 6 MCF

PDP is Proved Developed Producing

PDNP is Proved Developed Non Producing

PUD is Proved Un-Developed

NPV 10 is Net Present Value at 10% discount rate

The SEC pricing model that has been used is as follows:

	Benchmark	Proved realized
Oil	$71.68/BBL	$59.64/BBL
Gas	$3.39/MMBTU	$4.30/MCF

The PDP and PDNP reserve estimates and forecasts of future production rates are based on historical performance and analogy data. If no production decline trend has been established, future production rates and decline curves are based on analogous wells. If a decline curve is established, this trend is used as the basis for estimating future production rates.

The reserve estimates utilize historical operating costs of the wells and leases, subject to the report, and are held constant for the life of a well. Development costs are based on authorizations for expenditure for the proposed work or actual costs for similar projects. Abandonment costs are assumed to be offset by the salvage value as all of these projects are located onshore.

The estimated reserves quoted are based on, and fairly represent, information and supporting documentation prepared by Stephen E Gardner an employee Ryder Scott Company, L.P., an independent petroleum engineering consulting firm based on the definitions and disclosures guidelines of the United State Securities and Exchange Commission (SEC). The reserves included in this release were estimated using deterministic methods and presented as incremental quantities.

Samson Oil & Gas Limited	Annual Report – 30 June 2015

DIRECTORS’ REPORT

30 June 2015

Mr. Gardner is a qualified petroleum reserves and resources evaluator within the meaning of the ASX Listing Rules, and is a member of the Society of Petroleum Engineers and the Society of Petroleum Evaluation Engineers

Mr. Gardner and Ryder Scott Company, L.P. have each consented to the form and context in which the estimated reserves and supporting documentation are presented.

The reference point used in the reserve estimates is the sales point, and the reserves and their value are wholly attributable to the Consolidated Entity’s economic interest, net of royalties, operating and development costs, and production and ad valorem taxes.

The PDP reserve estimate is comprised of 33 individual wells which fall into two groups and have the following net revenue interest, reserve volumes and value.

PDP	Well count	Avg. NRI	Net Oil MBBLS	Net Gas MMCF	Net BOE MBBLS	NPV 10 $ MILLION
North Stockyard	22	21%	1,089	869	1,234	$29.471
Other	22	17%	131	255	174	$2.861
Total	33		1,220	1,124	1,408	$32.332

North Stockyard is operated by Zavanna LLC and Slawson Exploration Company Inc.

All PDP reserves are held by production.

The PNDP reserve estimate is comprised of 1 well in the North Stockyard group that has the following net revenue interest, reserve volumes and value.

PNDP	Well count	Avg. NRI	Net Oil MBBLS	Net Gas MMCF	Net BOE MBBLS	NPV 10 $ MILLION
North Stockyard	1	25%	68	67	80	$1.917

All PNDP reserves are held by production.

DIVIDENDS

No dividend was paid or recommended for payment during the year (2014: $Nil).

SHARE OPTIONS

As at the date of this report, there were 324,667,765 (2014: 389,192,854) unissued ordinary shares under option. All option exercise prices are denominated in Australian Dollars unless noted otherwise.

In November 2010, 29,000,000 options were issued to the Directors. These options have an exercise price of 8 cents per share and an expiry date of 31 October 2014. These options vested immediately and expired unexercised during the year.

In December 2010, 32,000,000 options were issued to employees of the Company. These options have an exercise price of 8 cents and an expiry date of 31 December 2014. One third of the options vested on 31 January 2011, one third vested on 31 January 2012 and the remaining third vested on 31 January 2013. 500,000 of these options were exercised during the year ended 30 June 2011. The remaining option expired unexercised on 31 December 2014.

In July 2011, 4,000,000 options were issued to an employee of the Company. These options have an exercise price of 16.4 cents and an expiry date of 31 December 2014. One third of the options vested on 31 July 2011, one third vested on 31 July 2012 and the remaining third vested on 31 July 2013. These options expired unexercised.

Samson Oil & Gas Limited	Annual Report – 30 June 2015

DIRECTORS’ REPORT

30 June 2015

In November 2011, 4,000,000 options were issued to a Non-executive Director of the Company. These options have an exercise price of 15.5 cents and an expiry date of 31 October 2015. These options vested immediately.

During the year ended June 30, 2013, we issued 97,307,526 options in conjunction with two placements and a rights offering. The options have an exercise price of 3.8 cents and an expiry date of 31 March 2017. During the current year 25,089 (2014: 28,784) were exercised.

In August and September 2013, 132,352,082 options were issued in conjunction with two placements and a rights offering. The options have an exercise price of 3.8 cents and an expiry date of 31 March 2017.

In November 2013, 4,000,000 options were issued to a Non-Executive Director of the Company. These options have an exercise price of 3.9 cents and an expiry date of 30 November 2017. These options vested immediately.

In April 2014, 87,033,246 were issued in conjunction with a placement completed at the same time. The options have an exercise price of 3.3 cents and an expiry date of 30 April 2018.

Shares issued as a result of the exercise of options

During the year 25,089, (2014: 28,784) ordinary shares were issued upon the exercise of 25,089 3.8 cent options (2014: 28,784) (2014: 3.8 cent options).

Remuneration Report

The remuneration report is set out under the following headings:

A	Key management personnel disclosed in this report
B	Principles used to determine the nature and amount of remuneration
C	Details of remuneration
D	Service agreements
E	Equity instruments held by key management personnel
F	Loans to key management personnel
G	Company performance

The information provided in this remuneration report has been audited as required by section 308 (3C) of the Corporations Act 2001.

A	Key management personnel disclosed in this report

For the purposes of this report, Key Management Personnel (KMP) of the Consolidated Entity are defined as those persons having authority and responsibility for planning, directing and controlling the major activities of the Company and the Consolidated Entity, directly or indirectly, including any director (whether executive or otherwise) of the Parent Company.

For the purposes of this report, the term “executive” encompasses the Chief Executive Officer, Company Secretary, Chief Financial Officer, Vice President – Exploration and Vice President - Engineering. There are no further employees employed by either the Company or its subsidiaries who meet the definition of executive, therefore only the five executives detailed above are included in this report. During the year and as at the date of this report, unless stated otherwise, the key management personnel were:

Terry Barr	Managing Director
Victor Rudenno	Non-executive Director, Chairman
Keith Skipper	Non-executive Director
DeAnn Craig	Non-executive Director
Eugene McColley	Non-executive Director (resigned effective 5 August 2015)

Denis Rakich	Company Secretary
Robyn Lamont	Chief Financial Officer
David Ninke	Vice President – Exploration

Samson Oil & Gas Limited	Annual Report – 30 June 2015

DIRECTORS’ REPORT

30 June 2015

B	Principles used to determine the nature and amount of remuneration

The objective of the Consolidated Entity’s executive reward framework is to ensure reward for performance is competitive and appropriate for the results delivered. The performance of the Company depends upon the quality of its Directors and executives. To be successful and maximise shareholder wealth, the Company must attract, motivate and retain highly skilled Directors and executives.

Remuneration packages applicable to the executive Directors, senior executives and non-executive Directors are established with due regard to:

•	Performance against set goals
•	Ability to attract and retain qualified and experienced Directors and senior executives.

The Company has formed a Compensation Committee. Dr DeAnn Craig, Dr Victor Rudenno, Mr Eugene McColley (prior to his resignation) and Mr Keith Skipper are the current members of the Compensation Committee. The Compensation Committee is responsible for determining and reviewing compensation arrangements for Directors and executives. The Committee assesses the appropriateness of the nature and amount of remuneration of Directors and executives on a periodic basis by reference to relevant employment market conditions with the overall objective of ensuring maximum stakeholder benefit from the retention of a high quality Board and executive team.

Executive Remuneration

The Company aims to reward executives with a level and mix of remuneration commensurate with their position and responsibilities within the Company and so as to:

•	Align the interests of executives with those of shareholders;
•	Link reward with strategic goals and performance of the Company; and
•	Ensure total remuneration is competitive by market standards.

Base pay for executives is reviewed on the contract renewal date to ensure the base pay is set to reflect the market for a comparable role. There are no guaranteed base pay increases included in any executives’ contracts.

Remuneration consists of fixed remuneration and remuneration incentives in the form of options issued in the Company.

The level of fixed remuneration is reviewed annually by the Board having due regard to performance against goals set for the year and relevant comparative information. The Board has access to external advice independent of management if required. During the year ended 30 June 2014 the Board sought advice from Denver Compensation and Benefits LLC in regards to the remuneration, including cash compensation and short and long term incentives for employees of the Consolidated Entity. No external advice was sought during the year ended 30 June 2015.

Non-executive Director Remuneration

Fees and payments to non-executive Directors reflect the demands which are made on, and the responsibilities of, the Directors. Non-executive Directors’ fees and payments are reviewed annually by the board. The Chair’s fees are determined independently of the other non-executive Directors. The Chair is not present at any discussions relating to determination of his own remuneration.

The ASX Listing Rules specify that the aggregate remuneration of non-executive Directors shall be determined from time to time by a general meeting. An amount not exceeding the amount determined is then divided between Directors as agreed. The latest determination was at the Annual General Meeting held on 18 November 2010 when shareholders approved an aggregate remuneration of A$500,000 per annum. The amount of aggregate remuneration sought to be approved by shareholders and the manner in which it is apportioned amongst Directors is reviewed annually.

Samson Oil & Gas Limited	Annual Report – 30 June 2015

DIRECTORS’ REPORT

30 June 2015

Non-executive Directors are encouraged by the Board to hold shares in the Company (purchased by Directors on market). It is considered good governance for Directors to have a stake in the Company on whose Board they sit.

Remuneration Incentives

The Company does not have a policy in place limiting the Directors exposure to risk in relation to the Company’s options.

The remuneration of non-executive Directors for the year ended 30 June 2015 and 2014 is detailed in Table 1 and Table 2 of this report.

Remuneration Incentives

Directors’ remuneration is not linked to either long term or short term incentives. The Board feels that the expiry date and exercise price of the options issued to the Directors in the current and prior years are sufficient to align the goals of the Directors and executives with those of the shareholders to maximise shareholder wealth. There are no performance criteria or service conditions attached to options issued to Directors.

Vesting conditions are attached to options that are issued to executives and employees.

Bonus plan for calendar year ended 31 December 2013

For the calendar year ended 31 December 2013, the payment of a bonus will be at the discretion of the Board of Directors. Payment of a bonus will only be payable if the Consolidated Entity’s operations are cash flow positive for the December quarter 2013. Cash flow has been defined by the Compensation Committee as all revenue including interest less all costs including interest. Costs will also exclude all exploration and development expenditure for the period after deduction of all administrative costs associated with these expenditures.

While the size of the bonus plan will be at the discretion of the Board, it may not be larger than 20% of the net cash balance after debt servicing as at 31 December 2013 and no greater than $1.2m. No bonus expense was accrued as at 30 June 2013 and no bonus was paid under this plan.

Bonus plan for calendar year ended 31 December 2014

For the calendar year ended 31 December 2014, the following goals have been established for the payment of a bonus:

Metric	Weight	Threshold	Target	Stretch
Production	30%	132,000	158,000	178,000
Reserves	30%	1367 MBOE	1640 MBOE	1845 MBOE
Discretionary	40%

For the period ended 30 June 2014, $132,324 has been accrued in relation to this bonus. During the year ended 30 June 2015, a further $178,421 was expensed in relation to this bonus as both stretch targets were meet. No discretionary piece was paid.

Bonus plan for calendar year ended 31 December 2015

The Compensation Committee agreed not to put a bonus plan in place for the calendar year ended 31 December 2015.

C	Details of Remuneration

Amounts of remuneration

Details of remuneration of the Directors and executives of the Company and Consolidated Entity in accordance with the requirements of the Corporations Act 2001 and its Regulations are set out in the following tables.

Samson Oil & Gas Limited	Annual Report – 30 June 2015

DIRECTORS’ REPORT

30 June 2015

Table 1: Key Management Personnel compensation for the year ended 30 June 2015

	Short Term				Post Employment	Share-based Payments		Total	Total Performance Related
	Salary & Fees	Bonus Paid	Non-monetary Benefits	Accrued Bonus	Super – annuation	Options	Ordinary Shares
	$	$	$	$	$	$	$	$	%
Directors
T.Barr	400,000	62,260	3,670	-	17,750	-	-	483,680	12.9%
D. Craig	80,000	-	-	-	-	-	-	80,000	0.0%
K. Skipper	67,056	-	-	-	-	-	-	67,056	0.0%
V. Rudenno	88,011	-	-	-	-	-	-	88,011	0.0%
E. McColley	80,000	-	-	-	-	-	-	80,000	0.0%

Executives
D. Rakich	98,561	9,276	-	-	15,088	-	-	122,925	7.5%
R. Lamont	242,000	32,959	4,875	-	17,750	-	-	297,584	11.1%
D. Ninke	276,716	37,688	1,761	-	17,750	-	-	333,915	11.3%
	1,332,344	142,183	10,306	-	68,338	-	-	1,553,171

The bonus paid represents the amount of the bonus expensed for the year ended 30 June 2015, with respect to the bonus applicable for the calendar year ended 31 December 2014. A portion of the bonus was accrued and expensed during the year ended 30 June 2014, however was only paid during the year ended 30 June 2015, along with the portion expensed for the year ended 30 June 2015. All key management personnel earned 60% of the maximum bonus payable and forfeited the remaining 40%.

Samson Oil & Gas Limited	Financial Statements – 30 June 2015

DIRECTORS’ REPORT

30 June 2015

Table 2: Key Management Personnel compensation for the years ended 30 June 2014

	Short Term				Post Employment	Share-based Payments		Total	Total Performance Related
	Salary & Fees	Bonus Paid	Non-monetary Benefits	Accrued Bonus	Super – annuation	Options	Ordinary Shares
	$	$	$	$	$	$	$	$	%
Directors
T.Barr	400,000	-	3,470	33,740	8,750	-	-	445,960	7.6%
D.Craig	74,837	-	-	-	-	-	-	74,837	0.0%
K. Skipper	73,480	-	-	-	-	-	-	73,480	0.0%
V. Rudenno	96,443	-	-	-	-	-	-	96,443	0.0%
E. McColley*	56,508	-	-	-	-	80,989	-	137,497	58.9%

Executives
D. Rakich[1]	163,350	-	-	5,812	12,208	-	-	181,370	3.2%
R. Lamont[1]	242,000	-	5,850	17,861	15,000	-	-	280,711	6.4%
D. Ninke[1]	276,716	-	2,878	20,423	15,000	-	-	315,017	6.5%
D. Gralla*	240,502	-	1,590	-	13,541	-	-	255,633	0.0%
	1,623,836	-	13,788	77,836	64,499	80,989	-	1,860,948

The accrued bonus represents the amount of bonus that was expensed during the year ended 30 June 2014 for the bonus for the calendar year ended 31 December 2014.

* Mr McColley was appointed 3 October 2014.

* Mr Gralla resigned effective 31 May 2014.

Samson Oil & Gas Limited	Financial Statements – 30 June 2015

DIRECTORS’ REPORT

for the year ended 30 June 2015

Table 3 Compensation options: Granted and vested during the year (Consolidated) – in Australian Dollars

No compensation options were granted during the year.

D	Service Agreements

It is the Board’s policy that employment contracts are only entered into with the managing director and senior executives. As such contracts have been entered into for Mr. Barr, Mr. Gralla, Mr. Ninke and Ms Lamont. Details of these contracts are included below.

Mr. Barr – Chief Executive Officer

Effective 1 January 2011, Mr Barr has been retained by the Company to act as the Company’s President, Managing Director and Chief Executive officer for a period of three years with an option to extend the contract for an additional three years at the mutual agreement of both the Company and the employee. In January 2014, his contract was extended for an additional 2 years. As of 1 January 2014, the contract allows for total compensation of $454,700 (cash and non cash benefits).

Mr. Ninke – Vice President Exploration

Effective 1 January 2011, Mr Ninke has been retained by the Company to act as Vice President - Exploration for a period of three years with an option to extend the contract for an additional three years. In January 2014, Mr Ninke’s contract was extended for three years at the mutual agreement of both the Company and the employee. As of 1 January 2014, the contract allows for total compensation of $301,417 (cash and non cash benefits). Mr Ninke also retains the right to receive a 1% revenue royalty from production from prospects identified and recommended prior to 31 March 2011, being the Diamondback prospect. This prospect has yet to be drilled.

Ms Lamont – Chief Financial Officer

Effective 1 January 2011, Ms Lamont has been retained by the Company to act as the Vice President – Finance and Chief Financial Officer for a period of three years with an option to extend the contract for an additional three years at the mutual agreement of both the Company and the employee. In January 2014, Ms Lamont’s contract was extended for an additional three years. As of 1 January 2014, the contract allows for total compensation of $266,700 (cash and non cash benefits).

E	Equity instruments held by key management personnel

(i)	Option holdings of key management personnel
(ii)	Shares issued on exercise of options
(iii)	Shareholding of key management personnel

(i)	Option holdings of key management personnel

30 June 2015	Balance at beginning of period 1 July 2014	Exercised during the year	Expired during the year	Granted as compensation	Other	Balance at end of period 30 June 2015	Options vested at 30 June 2015
Directors
D.Craig	4,000,000	-	-	-	-	4,000,000	4,000,000
T. Barr	10,802,938	-	(10,000,000)	-	-	802,938	802,938
V. Rudenno	6,542,241	-	(6,000,000)	-	-	542,241	542,241
K. Skipper	6,080,000	-	(6,000,000)	-	-	80,000	80,000
E. McColley	4,801,001	-	-	-	-	4,801,001	4,801,001
Executives
D. Rakich	5,000,000	-	(5,000,000)	-	-	-	-
R. Lamont	7,000,000	-	(7,000,000)	-	-	-	-
D. Ninke	7,000,000	-	(7,000,000)	-	-	-	-
Total	51,226,180	-	(41,000,000)	-	-	10,226,180	10,226,180

Samson Oil & Gas Limited	Financial Statements – 30 June 2015

DIRECTORS’ REPORT

for the year ended 30 June 2015

(ii)	Shares issued on exercise of options

No directors or executive options were exercised during the year ended 30 June 2015 (2014: nil)

(iii)	Shareholdings of key management personnel

30 June 2015	Balance at beginning of period 1 July 2014	Granted as compensation	On exercise of options	Net change other	Balance at end of period 30 June 2015
Directors
D. Craig	280,000	-	-	-	280,000
T. Barr	14,546,446	-	-	-	14,546,446
V. Rudenno	5,892,105	-	-	-	5,892,105
K. Skipper	936,502	-	-	-	936,502
E. McColley	8,402,500	-	-	(6,400,000)	2,002,500
Executives
D. Rakich	-	-	-	-	-
R. Lamont	2,472,038	-	-	-	2,472,038
D. Ninke	2,112,624	-	-	(224)	2,112,400
	34,642,215	-	-	(6,400,224)	28,241,991

All equity transactions with key management personnel other than those arising from the exercise of compensation options have been entered into under terms and conditions no more favourable than those the Consolidated Entity would have adopted if dealing at arm’s length.

In the tables above “Net Change Other” for E. McColley represents sales of shares by a company associated with Mr McColly through a blind trust that Mr McColly has no control over. D.Ninke holds his ordinary shares in the form of an American Depositary Receipt (“ADR’s”) in the United States. The ratio of ordinary shares to ADR’s changed during the year from 20:1 to 200:1 and as a result Mr Ninke’s shareholding decreased slightly.

F	Loans to key management personnel

No loans have been granted to key management personnel during the current or prior year.

G	Other transactions and balances with key management personnel

There were no transactions with key management personnel or their related parties during the current or prior year other than those mentioned above.

H	Company Performance – Graph needs to be updated

The Company’s performance is reflected in the movement in the Company’s earnings/(loss) per share (EPS) over time. The graph below shows Samson Oil & Gas Limited’s basic EPS history for the past five years, including the current period as well as the average share price quoted from the ASX.

EPS for the years ended 30 June 2015, 2014, 2013, 2012 and 2011 has been measured based on the net (loss)/profit as calculated by the application of Australian Accounting Standards.

Samson Oil & Gas Limited	Financial Statements – 30 June 2015

DIRECTORS’ REPORT

for the year ended 30 June 2015

CORPORATE STRUCTURE

Samson Oil & Gas Limited is a Company limited by shares that is incorporated and domiciled in Australia.

EMPLOYEES

The Consolidated Entity employed 9 employees at 30 June 2015 (2014: 10 employees).

LIKELY DEVELOPMENTS AND EXPECTED RESULTS

The likely developments of the Consolidated Entity during the next financial year involve the ongoing principal activities of oil and gas exploration, development and production in the United States of America.

The Consolidated Entity plans to pursue three objectives:

1)	The appraisal and development of acreage in the Hawks Springs Project, Goshen County, Wyoming
2)	The appraisal and development of acreage in the Rainbow Project in Williams County, North Dakota and
3)	The continued review and appraisal of possible exploration targets in the United States of America.

SIGNIFICANT CHANGES IN THE STATE OF AFFAIRS

Other than the changes mentioned above in the operating review or below in significant events after balance date, there has not been any matter or circumstance that has occurred during the year or that has arisen since the end of the financial year that has significantly affected, or may significantly affect:

•	the operations;
•	the results of those operations;
•	or the state of affairs of the Consolidated Entity in subsequent financial years.

Samson Oil & Gas Limited	Financial Statements – 30 June 2015

DIRECTORS’ REPORT

for the year ended 30 June 2015

ENVIRONMENTAL REGULATIONS AND PERFORMANCE

The Consolidated Entity has various permits and licenses to operate in different states within the United States of America.

There have been no significant known breaches of the Consolidated Entity’s licence or permit conditions during the year ended 30 June 2015.

DIRECTORS’ MEETINGS

The numbers of meetings of the Company’s board of Directors and of the Audit Committee held during the year ended 30 June 2015, and the numbers of meetings attended by each director were:

	Full meetings of Directors		Audit Committee Meetings		Compensation Committee
	Meetings attended	No. of Meetings held while in office	Meetings attended	No. of Meetings held while in office	Meetings attended	No. of Meetings held while in office
T.M. Barr	18	18	***	***	***	***
D. Craig	18	18	4	4	6	6
K. Skipper	18	18	4	4	6	6
V. Rudenno	18	18	4	4	6	6
E. McColley	16	18	3	4	4	6

*** Not a member of the Audit Committee or Compensation Committee

INDEMNIFICATION AND INSURANCE OF DIRECTORS

During the financial year, the Consolidated Entity incurred a premium of $128,277 (2014: $129,527) to insure Directors and officers of the Consolidated Entity.

The liabilities insured include costs and expenses that may be incurred in defending civil or criminal proceedings that may be brought against the officers in their capacity as officers of the Consolidated Entity, and any other payments arising from liabilities incurred by the officers in connection with such proceedings. This does not include such liabilities that arise from conduct involving a wilful breach of duty by the officers or the improper use by the officers of their position or of any information to gain advantage for themselves or someone else or to cause detriment to the Company. It is not possible to apportion the premium between amounts relating to insurance against legal costs and those relating to other liabilities.

INDEMNIFICATION AND INSURANCE OF AUDITORS

The terms of engagement of Samson’s external auditor includes an indemnity in favour of the external auditor. This indemnity is in accordance with RSM Bird Cameron Partners standard Terms of Business and is conditional upon RSM Bird Cameron Partners acting as external auditor. Samson has not otherwise indemnified or agreed to indemnify the external auditors of Samson at any time during the financial year.

CORPORATE GOVERNANCE

The Directors of Samson Oil & Gas Limited aspire to maintain the standards of corporate governance appropriate to the size of the Company. The Company’s corporate governance statement is contained within the next section of this report.

AUDIT COMMITTEE

The members of the Audit Committee during the year were Dr Victor Rudenno, Dr DeAnn Craig, Mr Eugene McColley (prior to his resignation) and Mr Keith Skipper.

See detail under Directors Meetings for details of Audit Committee meetings attended by the Directors.

Samson Oil & Gas Limited	Financial Statements – 30 June 2015

DIRECTORS’ REPORT

for the year ended 30 June 2015

SIGNIFICANT EVENTS AFTER THE BALANCE DATE

Except for the above matters, no other matter or circumstance has arisen since 30 June 2015 that has significantly affected, or may significantly affect:

•	the Consolidated Entity’s operations in future financial years; or
•	the results of those operations in future financial years; or
•	the Consolidated Entity’s state of affairs in future financial years.

NON-AUDIT SERVICES

The Company may decide to employ the auditor on assignments additional to their statutory audit duties where the auditor’s expertise and experience with the Company are important.

No non-audit services were provided by RSM Bird Cameron Partners (the Company’s auditors for the year ended 30 June 2015) during the current year.

No non-audit services were provided by PricewaterhouseCoopers (the Company’s auditors for the year ended 30 June 2014) during the year ended 30 June 2014.

AUDITOR INDEPENDENCE

A copy of the auditor’s independence declaration as required under section 307C of the Corporations Act 2001 is set out on page 20.

This report is made in accordance with a resolution of directors, pursuant to section 298(2)(a) of the Corporations Act 2001.

Signed in accordance with a resolution of the Board of Directors.

Terence M. Barr

Director

Denver, Colorado

16 September 2015

Samson Oil & Gas Limited	Financial Statements – 30 June 2015

AUDITORS INDEPENDENCE DECLARATION
for the year ended 30 June 2015

RSM Bird Cameron Partners
8 st George’s Terrace Perth WA 6000
GPO Box R1253 Perth WA 6844
T +61 8 9261 9100 F +61 8 9261 9101
www.rsmi.com.au

AUDITOR'S INDEPENDENCE DECLARATION

As lead auditor for the audit at the financial report of Samson Oil & Gas Limited for the year ended 30 June 2015, I declare that, to the best of my knowledge and belief, there have been no contraventions of:

(i)	the auditor independence requirement of the Corporations Act 2001 in relation to the audit; and

(ii)	any applicable code of professional conduct in relation to the audit.

RSM BIRD CAMERON PARTNERS

Perth, WA	J A KOMNINOS
Dated: 16 September 2015	Partner

Liability limited by a Scheme approved under Professional Standards Legislation	Major Offices in: Perth, Sydney, Melbourne, Adelaide and Canberra ABN 36 965 185 036	RSM Bird Cameron Partners is a member of the RSM network. Each member of the RSM network is an independent accounting and advisory firm which practices in its own right. The RSM network is not itself a separate legal entity in any jurisdiction.

Samson Oil & Gas Limited	Financial Statements – 30 June 2015

CORPORATE GOVERNANCE STATEMENT

for the year ended 30 June 2015

CORPORATE GOVERNANCE STATEMENT

Samson Oil & Gas Limited (“the Company”) and the board are committed to achieving and demonstrating the highest standards of Corporate Governance. The Board continues to review the framework and practices to ensure they meet the interests of shareholders. The Company and its controlled entities together are referred to as the Consolidated Entity in this statement.

A description of the Consolidated Entity’s main corporate governance practice is set out below. All these practices, unless stated otherwise, were in place for the entire year. They comply with the 2013 ASX Corporate Governance Principles and Recommendations.

Principle 1 – Lay solid foundations for management and oversight.

The relationship between the board and senior management is critical to the Consolidated Entity’s long term success. The Directors are responsible to the shareholders for the performance of the Consolidated Entity in both the short and longer term and seek to balance often competing objectives in the best interests of the Consolidated Entity as a whole. Their focus is to enhance the interests of the shareholders and other key stakeholders and to ensure the Consolidated Entity is properly managed.

The responsibilities of the Board include:

•	providing leadership and setting the strategic objectives of the entity;
•	appointing the Chairman of the Board;
•	appointing and when necessary replacing the CEO;
•	overseeing management’s implementation of the entity’s strategic objectives and its performance generally;
•	approving operating budgets and major capital expenditure;
•	overseeing the integrity of the entity’s accounting and corporate reporting systems, including the external audit
•	overseeing the entity’s process for making timely and balanced disclosure of all material information concerning the entity
•	ensuring that the entity has in place an appropriate risk management framework
•	approving the entity’s remuneration framework; and
•	monitoring the effectiveness of the entity’s governance practices.

Management is responsible for implanting the Board’s strategy and objectives within the risk framework established by the Board. Management is also responsible for providing the Board with accurate, timely and clear information in order to enable the Board to perform its responsibilities as outlined above.

The Board Charter, available on the Company’s website, recognizes and acknowledges that the Board acts on behalf of the shareholders and is accountable to the shareholders. The Board seeks to identify the expectations of the shareholders, as well as other regulatory and ethical expectations and obligations. In addition, the Board is responsible for identifying areas of significant business risk and ensuring arrangements are in place to adequately manage those risks.

All members of the Board, and in particular non-executive Directors, are entitled to seek independent professional advice, at expense to the entity, when such advice is necessary to allow the Directors to discharge their responsibilities as Directors.

The Company Secretary of the Consolidated Entity plays an important role in supporting the effectiveness of the Board and its Committees. The role of the Company Secretary includes:

•	advising the Board and its committees on governance matters;
•	monitoring that Board and committee policy and procedures are followed;
•	coordinating the timely completion and despatch of board and committee papers;
•	ensuring that the business at Board and committee meetings is accurately captured in the minutes; and
•	helping to organise and facilitate the induction and professional development of the directors

Samson Oil & Gas Limited	Financial Statements – 30 June 2015

CORPORATE GOVERNANCE STATEMENT

for the year ended 30 June 2015

The Company Secretary reports directly to the Board through the Chairman and is accessible to all directors.

The Board is responsible for the removal and appointment of the Company Secretary.

The Board had not formalised a Diversity Policy due to the size of the Company, however the Company is committed to diversity and recognises the benefits arising from employee and board diversity and the importance of benefiting from all available talent. The Company operates a strictly non-discriminatory employment policy under which employees are recruited and promoted on the basis of merit alone without regard to gender, age, race, cultural background or ethnicity.

As a matter of record, the Consolidated Group currently employs 2 women fill-time and one part time (out of a total staff of 9), including Ms Robyn Lamont the Company’s Chief Financial Officer. In addition, Dr DeAnn Craig is one of three non-executive directors of the company.

The company undertakes comprehensive reference checks prior to appointing a director, or putting that person forward as a candidate to ensure that person is competent, experienced, and would not be impaired in any way from undertaking the duties of director. The company provides relevant information to shareholders for their consideration about the attributes of candidates together with whether the Board supports the appointment or re-election.

Although the process has not been formalised, the Board of Directors regularly reviews its performance, the performance of senior executives and the entity’s performance against goals periodically set. The most recent review happened in April 2015.

The terms of the appointment of a non-executive director, executive directors and senior executives are agreed upon and set out in writing at the time of appointment.

Principle 2 – Structure the Board to add value

The board operates in accordance with the broad principles set out in its charter which is available from the corporate governance information section of the company’s website at www.samsonoilandgas.com. The charter details the board’s composition and responsibilities.

Board composition

The charter states:

•	The board is to be comprised of both executive and non-executive Directors with a majority of non-executive Directors. Non-executive Directors bring a fresh perspective to the board’s consideration to strategic, risk and performance matters
•	In recognition of the importance of independent views and the board’s role in supervising the activities of management, the Chair must be independent of management and all Directors are required to exercise independent judgement and review and constructively challenge the performance of management
•	The Chair is elected by the full board and is required to meet regularly with the Managing Director
•	The Company is to maintain a mix of Directors on the board from different backgrounds with complementary skills and experience.

The board seeks to ensure that:

•	At any point in time, its membership represents an appropriate balance between Directors with experience and knowledge of the Consolidated Entity and Directors with an external or fresh perspective
•	The size of the board is conducive to effective discussion and efficient decision-making.

Directors’ Independence

The board has adopted specific principles in relation to Directors’ independence. These state that when determining independence, a director must be a non-executive and the board should consider whether the director:

•	Is a substantial shareholder of the Company or an officer or, or otherwise associated directly with, a substantial shareholder of the Company

Samson Oil & Gas Limited	Financial Statements – 30 June 2015

CORPORATE GOVERNANCE STATEMENT

for the year ended 30 June 2015

•	Is or has been employed in an executive capacity by the Company or any other Consolidated Entity member within three years before commencing to serve on the board
•	Within the last year has been a principal of a material professional adviser or material consultant to the Company or any other Consolidated Entity member, or an employee materially associated with the service provided
•	Is a material supplier or customer of the Company or any other Consolidated Entity member, or an officer or otherwise associated directly or indirectly with a material supplier or customer
•	Has a material contractual relationship with the Company or a controlled entity other than as director of the Consolidated Entity
•	Is free from any business or other relationship which could, or could reasonably be perceived to, materially interfere with the director’s independent exercise of their judgement.

“Materiality” for these purposes is determined on a qualitative basis. A transaction of any amount or a relationship is deemed material if knowledge of it may impact the shareholders’ understanding of the director’s performance.

Recent thinking on corporate governance has introduced the view that a director’s independence may be perceived to be impacted by lengthy service on the board. To avoid any potential concerns, the board has determined that a director will not be deemed independent if he or she has served on the board of the Company for more than ten years. The board continues to monitor developments on this issue.

The board assess independence each year. To enable this process, the Directors must provide all information to the Chief Financial Officer that may be relevant to the assessment.

Board members

Details of the members of the board, their experience, expertise, qualifications, term of office and their independent status are set out in the Directors report under the heading “Directors”. At the date of signing the Directors’ report, there is one executive director and three non-executive Directors. All non-executive Directors are deemed to be independent.

The Board's skills matrix indicates the mix of skills, experience and expertise that are considered necessary at Board level for optimal performance of the Board. The matrix reflects the Board's objective to have an appropriate mix of industry and professional experience including skills such as leadership, governance, strategy, finance, risk, IT, HR, policy development, international business and customer relationship. External consultants may be brought it with specialist knowledge to address areas where this is an attribute deficiency in the Board.

Although not formally documented, the Board feels that it has the appropriate mix of skills and diversity to appropriately perform its duties and obligations.

New directors undertake an induction program coordinated by the Company Secretary that briefs and informs the director on all relevant aspects of the company's operations and background. A director development program is also available to ensure that directors can enhance their skills and remain abreast of important developments.

Term of office

The Company’s Constitution specifies that all non-executive Directors appointed during the year, automatically retire at the next annual general meeting (“AGM”) and are eligible for re-election at that general meeting. Any director that has been appointed during the year and is subject to automatic retirement at the AGM is not taken into account in the automatic retirement of one third of the Directors as detail below.

At each AGM:

(a)	one third (or if that is not a whole number, the whole number nearest to one third) of the Directors who are not:

(i)	appointed, and required to retire, as detailed above; or
(ii)	the Managing Director; or
(iii)	Directors only because they are Alternates; and

Samson Oil & Gas Limited	Financial Statements – 30 June 2015

CORPORATE GOVERNANCE STATEMENT

for the year ended 30 June 2015

(b)	any Director who would, if that Director remained in office until the next AGM, have held that office for more than 3 years must retire from office and is eligible for re-election.

Chair and Chief Executive Officer

The Chair is responsible for leading the board, ensuring Directors are properly briefed in all matters relevant to their role and responsibilities, facilitating board discussions and managing the board’s relationship with the Company’s senior executives. In accepting the position, the Chair has acknowledged that it will require a significant time commitment and has confirmed that other positions would not hinder his effective performance in the role of Chair.

The CEO is responsible for implementing the Consolidated Entity’s strategies and policies. The board charter specifies that these are separate roles to be undertaken by separate people. The CEO role is performed by the Managing Director.

Commitment

The board held 18 meetings (including those held by circulating resolution) during the year. The number of meetings of the Company’s board of Directors and of each board committee held during the year ended 30 June 2015, and the number of meetings attended by each director is disclosed on page 18.

It is the Company’s practice to allow its non-executive Directors to accept appointments outside the Company with prior written approval of the board. No appointments of this nature were requested during the year.

Prior to appointment or being submitted for re-election, each non-executive director is required to specifically acknowledge that they will have and continue to have the time available to discharge their responsibilities to the Company.

Board committees

The board has established an Audit Committee to assist in the execution of the supervision of the audit by the Board. Effective 28 July 2011, the Board also formed a Compensation Committee to assist in the Board in its responsibility in relation to the compensation of the Consolidated Entity’s executive officers and Directors.

Audit Committee

The Audit Committee consists entirely of independent Directors, being Dr. DeAnn Craig, Mr. Keith Skipper, Mr Eugene McColley (prior to his resignation) and Dr. Victor Rudenno. The Audit Committee operates in accordance with a formal written charter, a copy of which is available on the Company’s website. This committee oversees, reviews and acts on reports to the board on various auditing and accounting matters, selects the independent auditors and oversees the scope of annual audits, fees to be paid to the independent auditors, the performance of the independent auditors and our accounting practices. In addition, the Audit Committee oversees the Company’s compliance programs relating to legal and regulatory requirements.

It is the board’s responsibility to ensure that an effective internal control framework exists within the entity. This includes internal controls to deal with both the effectiveness and efficiency of significant business processes. This also includes the safeguarding of assets, the maintenance of proper accounting records, and the reliability of financial information.

Nomination Committee

The Company has a Nomination Committee; however the Board as a whole review the qualifications of any new board member and approve new appointments due to the size of the Board and the Company’s operations.

Samson Oil & Gas Limited	Financial Statements – 30 June 2015

CORPORATE GOVERNANCE STATEMENT

for the year ended 30 June 2015

Principle 3 – Act ethically and responsibly

Code of Conduct

The Company has developed a Code of Conduct (“the Code”) which has been fully endorsed by the board and applies to all Directors and employees. The Code is regularly reviewed and updated as necessary to ensure it reflects the highest standards of behaviour and professionalism and the practices necessary to maintain confidence in the Consolidated Entity’s integrity and to take into account legal obligations and reasonable expectations of the Company’s stakeholders.

In summary, the Code requires that at all times all Company employees will:

•	Act in the best interests of the Consolidated Entity
•	Act honestly and with high standards or personal integrity
•	Comply with the laws and regulations that apply to the Consolidated Entity and its operations
•	Not knowingly participate in any illegal or unethical activity
•	Not enter into any arrangement or participate in any activity that would conflict with the entity’s best interests or that would be likely to negatively affect the entity’s reputation
•	Not take advantage of the property or information of the Consolidated Entity or its customers for personal gain or to cause detriment to the Consolidated Entity or its customers; and
•	Not take advantage of their position or the opportunities arising therefrom for personal gain.

The Consolidated Entity also has an Insider Trading Policy which outlines the appropriate times for the purchase and sale of the Company’s securities by Directors and employees. The purchase and sale of Company securities by Directors and employees is only permitted during non-black out periods. Black out periods are defined in the Company’s Insider Trading Policy. Any transactions undertaken must be notified to the CEO or CFO prior to being entered into.

The Code and the Company’s trading policy is discussed with each new employee. Further training is periodically provided and all employees are asked to sign an annual declaration confirming their compliance with the Code and trading policy.

The Code requires employees who are aware of unethical practices with the Consolidated Entity or breaches of the Company’s trading policy to report these using the Company’s whistleblower program.

The Directors are satisfied that the Consolidated Entity has complied with its policies on ethical standards, including trading in securities.

A copy of the Code and the Insider Trading Policy are available on the Company’s website.

Principle 4 – Safeguard integrity in corporate reporting

Audit Committee

The Audit Committee consists of the following non-executive independent Directors:

D. Craig

K. Skipper

V. Rudenno

E. McColley (prior to his resignation)

Details of these Directors’ qualifications and attendance at Audit Committee meetings are set out in the Directors report on pages 2, 3 and 18.

All members of the Audit Committee are financially literate and have an appropriate understanding of the oil and gas industry. Dr Rudenno is deemed to be the financial expert.

The Audit Committee operates in accordance with a charter which is available on the Company’s website. The main responsibilities of the committee are to review and make recommendations to the Board in relation to:

•	The adequacy of the Consolidated Entity’s corporate reporting processes;
•	Whether the Consolidated Entity’s financial statements reflect the understanding of the Committee members of, and otherwise provide a true and fair view of, the financial position and performance of the Consolidated Entity;
•	The appropriateness of the accounting judgements or choices exercised by management in preparing the Consolidated Entity financial statements;

Samson Oil & Gas Limited	Financial Statements – 30 June 2015

CORPORATE GOVERNANCE STATEMENT

for the year ended 30 June 2015

•	The appointment or removal of the external auditor;
•	The rotation of the audit engagement partner;
•	The scope and adequacy of the external audit;
•	The independence and performance of the external auditor;
•	Any proposal for the external auditor to provide non-audit services and whether it might compromise the independence of the external auditor

Prior to approving the Consolidated Entity’s financial statements for a financial period, the Audit Committee receives a declaration from the CEO and CFO that, in their opinion, the financial records of the Consolidated Entity have been properly maintained and that the financial statements comply with the appropriate accounting standards and give a true and fair view of the financial position and performance of the entity. The CEO and CFO also certify that the opinion has been formed on the basis of sounds system of risk management and internal control which is operating effectively.

In fulfilling its responsibilities, the Audit Committee:

•	receives regular reports from management and the external auditors;
•	meets with external auditors at least twice a year, or more frequently if necessary;
•	reviews the processes the CEO and CFO have in place to support their certifications to the board;
•	reviews any significant disagreements between the auditors and management, irrespective of whether they have been resolved;
•	is given the opportunity to meet with external auditors without the presence of management if required; and
•	provides the external auditors with a clear line of communication at any time to the either the audit committee or the Chair of the board.

The Audit Committee has authority, within the scope of its responsibilities, to seek any information it requires from any employee or external party.

External auditors

The Company’s and Audit Committee’s policy is to appoint external auditors who clearly demonstrate quality and independence. The performance of the external auditor is reviewed annually and applications for tender of external audit services are requested as deemed appropriate, taking into consideration assessment of performance, existing value and tender costs. The external audit was put to tender in 2008 with PricewaterhouseCoopers being appointed external auditors in October 2008.

The external audit was put to tender again in 2014 and RSM Bird Cameron Partners was appointed external auditors in November 2014.

An analysis of fees paid to the external auditors, including a break-down of fees for non-audit services, is provided in the Directors’ report and in note 21 to the financial statements. It is the policy of the external auditors to provide an annual declaration of their independence to the Audit Committee.

The external auditor will attend the AGM and be available to answer shareholder questions about the conduct of the audit and the preparation and content of the audit report.

Principle 5 - Make timely and balanced disclosures

The Company recognises the importance of ensuring its continuous disclosure requirements are met, and maintains a written policy that outlines the responsibilities relating to the directors, officers and employees in complying with the company's disclosure obligations. Where any such person is of any doubt as to whether they possess information that could be classified as market sensitive, they are required to notify the Company Secretary immediately in the first instance. The Company Secretary is required to consult with the CEO in relation to matters brought to his or her attention for potential announcement.

The Company Secretary has been nominated as the person responsible for communications with the Australian Securities Exchange (“ASX”). This role includes responsibility for ensuring compliance with the continuous disclosure requirements in the ASX Listing Rules and overseeing and co-ordinating information disclosure to the ASX, analysts, brokers, shareholders, the media and the public.

Samson Oil & Gas Limited	Financial Statements – 30 June 2015

CORPORATE GOVERNANCE STATEMENT

for the year ended 30 June 2015

All announcements and presentations made by the Consolidated Entity, are prepared by management and reviewed and authorised by the Board prior to being released. The authorisation process in place seeks to ensure that announcements made are factual, complete, balanced and expressed in a clear and objective manner that allows investors to assess the impact of the information when making investment decisions.

Principle 6 – Respect the rights of security holders

The Consolidated Entity actively seeks to provide its security holder appropriate information and facilities to allow them to exercise their rights as security holders effectively. This includes:

•	giving security holders ready access to information about the Consolidated Entity and its governance;
•	communicating openly and honestly with security holders; and
•	encouraging and facilitating their participation in meetings of security holders.

Detailed information with respect to the Directors and Executives of the Consolidated Entity is included on the Consolidated Entity’s website: www.samsonoilandgas.com. The following information is also available on the Consolidated Entity’s website:

•	Audit Committee Charter
•	Compensation Committee Charter
•	Corporate Governance and Nominating Committee Charter
•	Code of Ethics
•	Insider Trading Policy

All information disclosed to the ASX is posted on the Company’s website as soon as it is disclosed to the ASX. When analysts are briefed on aspects of the Consolidated Entity’s operations, the material used in the presentation is released to the ASX and posted on the Company’s website. Procedures have also been established for reviewing whether any price sensitive information has been inadvertently disclosed and, if so, this information is also immediately released to the market.

The Company actively promotes communication with shareholders through a variety of measures, including the use of the Company’s website and email. The Company’s reports and ASX announcements may be viewed and downloaded from its website: www.samsonoilandgas.com or the ASX website: asx.com.au under ASX code “SSN”. The Company also maintains an email list for the distribution of the Company’s announcements via email in a more timely manner.

The Consolidated Entity also welcomes communication and feedback from its security holders. The Consolidated Entity’s website contains information in order to enable security holders to contact the Directors or Management via email, phone or mail. The Consolidated Entity also makes time available at the Annual General Meeting for questions from security holders and holds meeting with security holders at other times as necessary.

From 30 June 2009, shareholders could elect whether or not they wished to receive a hard copy of the Annual Report. A copy of the Annual Report is sent to all shareholders who elected to receive one. All shareholders receive the Notice of Meeting for the Company’s Annual General Meeting.

Principle 7- Recognise and manage risk

The board, through the Audit Committee, is responsible for ensuring there are adequate policies in relation to risk management, compliance and internal control systems. A separate Risk Committee has not been established. The Company believes that the regular communication between senior management and the board ensures that risks are identified and dealt with, when appropriate, in a timely manner.

The Board and the Audit Committee are responsible for:

•	The adequacy of the Consolidated Entity’s processes for managing risk; and
•	The response of the Consolidated Entity for incidents involving fraud or other break down of the Consolidated Entity’s internal controls.

Samson Oil & Gas Limited	Financial Statements – 30 June 2015

CORPORATE GOVERNANCE STATEMENT

for the year ended 30 June 2015

Each year, the Board performs a review of the Consolidated Entity’s fraud risk environment and makes any recommendations necessary to management to decrease fraud risk. No recommendations were made during the current years review.

Considerable importance is placed on maintaining a strong control environment. There is an organisation structure with clearly drawn lines of accountability and delegation of authority. Adherence to the Code of Conduct is required at all times and the board actively promotes a culture of quality and integrity.

The Consolidated Entity has outsourced its internal audit function to an accounting firm in the United States unrelated to its external auditors. This internal audit function assists the Consolidated Entity with its internal controls by bringing a systematic, disciplined approach to evaluating and continually improving the effectiveness of its risk management and internal control processes.

Environmental Risk System

The Company recognises the importance of environmental risk management and is committed to the highest level of sound environmental management. The Company has established best practice environmental policies for those fields that it operates and seeks to ensure the operators of its non-operated properties operate in an environmentally sound manner.

Principle 8 – Remunerate fairly and responsibly

A Compensation Committee was formed on 28 July 2011. The Compensation Committee Charter can be found on the Consolidated Entity’s website. The Compensation Committee is chaired by an independent director.

The Compensation Committee is responsible for determining and reviewing compensation arrangements for the Directors. Further detail in relation to the Company’s remuneration policies can be found in the Remuneration Report included within the Directors’ Report.

Members of the senior executive team sign a formal employment contract at the time of their appointment covering a range of matters including their duties, rights, responsibilities and any entitlements on termination. The standard contract refers to a specific formal job description.

Further information on Directors’ and executives’ remuneration, including principles used to determine remuneration, is set out in the Directors’ report under the heading “Remuneration report”.

The board also assumes responsibility for overseeing management succession planning.

Samson Oil & Gas Limited	Financial Statements – 30 June 2015

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

for the year ended 30 June 2015

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

		Consolidated Entity
	Note	2015	2014
		$	$

Revenue from operations
Sale of oil and gas	3 (a)	13,295,006	10,618,628
Total Revenue		13,295,006	10,618,628

Cost of Sales		(12,887,425)	(7,644,040)

Gross Profit		407,581	2,974,588

Gain on sale of oil and gas properties	3 (a)	-	2,918,083

Other Income	3 (a)	168,616	138,846

General and administrative expenses	3 (b)	(4,949,782)	(6,580,570)
Finance costs	3 (c)	(788,925)	(204,556)
Exploration and evaluation expense	3 (e)	(12,686,943)	(380,283)
Derivative instruments	3 (f)	3,112,268	(504,592)
Abandonment cost		(412,588)	(468,432)
Impairment expense	11	(19,857,456)	(272,438)

Loss before income tax		(35,007,229)	(2,379,354)

Income tax (expense)/benefit	4	(3,021)	(885,215)

Loss after income tax from continuing operations		(35,010,250)	(3,264,569)

Net loss for the year attributable to owners of Samson Oil & Gas Limited	16	(35,010,250)	(3,264,569)

Other comprehensive expense, net of tax Item that may be classified to profit and loss
Currency translation differences		(305,838)	(676,153)
Total comprehensive expense for the year attributable to the owners of Samson Oil & Gas Limited		(35,316,088)	(3,940,722)

Basic loss per share (cents) from continuing operations attributable to ordinary equity holds of the Company	22	(1.23)	(0.13)

Diluted loss per share (cents)	22	(1.23)	(0.13)

Basic loss per share for profit attributable to the ordinary equity holders of the company	22	(1.23)	(0.13)
Diluted loss per share (cents)	22	(1.23)	(0.13)

The above Consolidated Statement of Comprehensive Income should be read in conjunction with the accompanying notes.

Samson Oil & Gas Limited	Financial Statements – 30 June 2015

CONSOLIDATED BALANCE SHEET

As at 30 June 2015

CONSOLIDATED BALANCE SHEET

		Consolidated Entity
	Note	2015	2014
		$	$

Current assets
Cash and cash equivalents	6	2,062,720	6,846,394
Trade and other receivables	7	3,645,152	5,533,444
Derivative instruments	23	159,216	-
Prepayments	8	372,080	5,388,428
Total current assets		6,239,168	17,768,266

Non-current assets
Other receivables	7	117,258	140,885
Derivative instruments	23	101,269	-
Plant and equipment	9	248,521	365,566
Exploration and evaluation assets	10	3,880,220	15,732,416
Oil and gas properties	11	28,794,738	32,261,936
Total non-current assets		33,142,006	48,500,803
Total assets		39,381,174	66,269,069

Current liabilities
Trade and other payables	12	3,358,846	6,939,186
Provisions	14	-	1,044,228
Derivative instruments	23	-	284,376
Total current liabilities		3,358,846	8,267,790

Non-current liabilities
Derivative Instruments	23	-	128,998
Borrowings	13	18,474,188	5,681,716
Provisions	14	1,682,383	964,600
Total non-current liabilities		20,156,571	6,775,314
Total Liabilities		23,515,417	15,043,104

Net assets		15,865,757	51,225,965

Equity

Contributed equity	15	98,296,001	98,340,121
Accumulated losses	16	(88,703,374)	(53,693,124)
Reserves	15	6,273,130	6,578,968
Total equity		15,865,757	51,225,965

The above Consolidated Balance Sheet should be read in conjunction with the accompanying notes.

Samson Oil & Gas Limited	Financial Statements – 30 June 2015

CONSOLIDATED STATEMENT OF CASHFLOWS

for the year ended 30 June 2015

CONSOLIDATED STATEMENT OF CASHFLOWS

		Consolidated Entity
	Note	2015	2014
		$	$

Cash flows from operating activities
Receipts from customers		13,177,704	8,411,998
Cash received from commodity derivative instruments		2,275,026	-
Payments to suppliers & employees		(10,987,741)	(9,892,748)
Interest received		31,061	118,351
Interest paid		(481,714)	(60,780)
Payment for derivative instruments		-	(80,593)
Payments of abandonment costs		(862,762)	(23,491)
Income taxes refund received		(107,135)	-
Net cash flows from/(used in) operating activities	19	3,044,439	(1,527,263)

Cash flows from investing activities
Proceeds from sale of oil and gas properties		-	5,192,819
Payments for furniture and fittings		(20,249)	(66,845)
Cash proceeds from cash calls		-	490,338
Payments for plant & equipment		-	-
Payments for exploration and evaluation		(2,406,192)	(68,968)
Payments for oil and gas properties		(17,670,628)	(27,122,802)
Net cash flows used in investing activities		(20,097,069)	(21,575,458)

Cash flows from financing activities
Proceeds from issue of share capital		880	12,777,722
Proceeds from borrowings		13,000,000	6,000,000
Repayments of borrowings		(301,000)	-
Payments for costs associated with borrowings		(83,690)	(276,856)
Payments for costs associated with capital raising		(45,000)	(1,045,856)
Net cash flows from financing activities		12,571,190	17,455,010

Net decrease in cash and cash equivalents		(4,481,440)	(5,647,711)

Cash and cash equivalents at the beginning of the financial year		6,846,394	13,170,627

Effects of exchange rate changes on cash and cash equivalents		(302,234)	(676,522)

Cash and cash equivalents at end of year		2,062,720	6,846,394

The above Consolidated Statement of Cash Flows should be read in conjunction with the accompanying notes.

Samson Oil & Gas Limited	Financial Statements – 30 June 2015

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

for the year ended 30 June 2015

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

	Attributable to equity holders of the parent
CONSOLIDATED	Contributed Equity	Accumulated Losses	Foreign Currency Translation Reserve	Equity Reserve	Share Based Payments Reserve	Total Equity
	$	$	$	$	$	$
Balance at 1 July 2013	86,608,255	(50,428,555)	3,076,029	(1,097,780)	5,190,628	43,348,577
Loss for the year	-	(3,264,569)	-	-	-	(3,264,569)
Other comprehensive expense	-	-	(676,153)	-	-	(676,153)
Total comprehensive expense for the year	-	(3,264,569)	(676,153)	-	-	(3,940,722)
Transactions with owners in their capacity as owners:
Options vested	-	-	-	-	86,244	86,244
Issue of share capital	12,777,722	-	-	-	-	12,777,722
Share issue costs	(1,045,856)	-	-	-	-	(1,045,856)
Balance at 30 June 2014	98,340,121	(53,693,124)	2,399,876	(1,097,780)	5,276,872	51,225,965

Balance at 1 July 2014	98,340,121	(53,693,124)	2,399,876	(1,097,780)	5,276,872	51,225,965
Loss for the year	-	(35,010,250)	-	-	-	(35,010,250)
Other comprehensive expense	-	-	(305,838)	-	-	(305,838)
Total comprehensive expense for the year	-	(35,010,250)	(305,838)	-	-	(35,316,088)
Transactions with owners in their capacity as owners:
Options issued	-	-	-	-	-	-
Issue of share capital	880	-	-	-	-	880
Share issue costs	(45,000)	-	-	-	-	(45,000)
Balance at 30 June 2015	98,296,001	(88,703,374)	2,094,038	(1,097,780)	5,276,872	15,865,757

The above statement of Consolidated Changes in Equity should be read in conjunction with the accompanying notes.

Samson Oil & Gas Limited	Annual Report – 30 June 2015

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for 30 June 2015

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.	CORPORATE INFORMATION

The financial statements of the Company for the year ended and as at 30 June 2015 were authorised for issue in accordance with a resolution of the Directors on 16 September 2015. The financial statements include the financial statements for the Consolidated Entity comprised of Samson Oil & Gas Limited and its subsidiaries, referred to hereafter as the Consolidated Entity.

Samson Oil & Gas Limited is a Company limited by shares incorporated in Australia whose shares are publicly traded on the Australian Securities Exchange. Samson also trades an American Depository Share (“ADS”) on NYSE AMEX under the symbol "SSN". Effective 30 March 2015, the Company changed the number of ordinary shares represented by each ADS from 20 to 200. The number of the Company’s ordinary shares outstanding was not affected.

The nature of the operations and principal activities of the Consolidated Entity are described in Note 18 Segment Reporting.

NOTE 2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The principal accounting policies adopted in the preparation of these consolidated financial statements are set out below. These policies have been consistently applied to all the years presented, unless stated otherwise.

Basis of preparation

These general purpose financial statements have been prepared in accordance with Australian Accounting Standards and Interpretations issued by the Australian Accounting Standards Board and the Corporations Act 2001.

Statement on liquidity, capital resources and capital requirements

The Group has cash and cash equivalents of $2.0 million as at 30 June 2015 (2014 - $6.8 million) and a working capital surplus of $2.7 million (2014 - $9.5 million). The Consolidated Entity’s primary use of capital resources has been the exploration and development of existing projects. The Consolidated Entity has no obligation to execute exploration activities within a set timeframe and therefore has the ability to select the timing of these activities as long as the minimum amounts required to retain tenure are met. Refer Note 17 for further information on these commitments. Accordingly, the Consolidated Entity’s actual capital expenditure can be accelerated or decelerated largely at its discretion.

Cash balances and ongoing cash generated from current operations may place limits on the Consolidated Entity’s ability to facilitate further necessary development of existing exploration and development projects. Therefore the Consolidated Entity must extend or secure sufficient funding through renewed or additional borrowings, equity raising and or asset sales to enable sufficient cash to be available to further its development plans. An additional $13.0 million has been drawn down from the Mutual of Omaha Bank facility and $0.3 million was repaid. $0.3 million remains available for drawdown. The Directors expect that the Consolidated Entity will be able to secure the necessary ongoing financing through one, or a combination of, the aforementioned alternatives. Accordingly, these consolidated financial statements have been prepared on a going concern basis in the belief that the Consolidated Entity will realise its assets and settle its liabilities and commitments in the normal course of business and for at least the amounts stated, for a period not less than one year from the date of signing the financial report.

Historical cost convention

These financial statements have been prepared under the historical cost convention, except for derivative instruments, which have been measured at fair value.

Critical accounting estimates

The preparation of financial statements requires the use of certain critical accounting estimates. It also requires management to exercise its judgement in the process of the applying the Consolidated Entity’s accounting policies. The areas involving a higher degree of judgement or complexity, or areas where assumptions and estimates are significant to the financial statements are discussed at d) below.

Samson Oil & Gas Limited	Annual Report – 30 June 2015

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for 30 June 2015

a)	Compliance Statement

The consolidated financial statements of the Consolidated Entity also comply with International Financial Reporting Standards (IFRS) as issued by International Accounting Standards Board (IASB).

b)	New and amended accounting standards adopted by the Consolidated Entity

The Consolidated Entity has applied the following standards and amendments for first time for their annual reporting period commencing 1 July 2015:

Reference	Title	Summary	Application date (financial years beginning)	Expected Impact
AASB 2015-3	Amendments to Australian Accounting Standards arising from the Withdrawal of AASB 1031 Materiality	The Standard completes the AASB’s project to remove Australian guidance on materiality from Australian Accounting Standards.	1 July 2015	No expected impact
AASB 2014-3	Amendments to Australian Accounting Standards – Accounting for Acquisitions of Interests in Joint Operations	This Standard amends AASB 11 to provide guidance on the accounting for acquisitions of interests in joint operations in which the activity constitutes a business.	1 January 2016	No expected impact
AASB 2014-4	Amendments to Australian Accounting Standards – Clarification of Acceptable Methods of Depreciation and Amortisation	This Standard amends AASB 116 and AASB 138 to establish the principle for the basis of depreciation and amortisation as being the expected pattern of consumption of the future economic benefits of an asset, and to clarify that revenue is generally presumed to be an inappropriate basis for that purpose.	1 January 2016	No expected impact
AASB 2014-10	Amendments to Australian Accounting Standards – Sale or Contribution of Assets between an Investor and its Associate or Joint Venture	This amending standard requires a full gain or loss to be recognised when a transaction involves a business (even if the business is not housed in a subsidiary), and a partial gain or loss to be recognised when a transaction involves assets that do not constitute a business (even if those assets are housed in a subsidiary).	1 January 2016	No expected impact

Samson Oil & Gas Limited	Annual Report – 30 June 2015

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for 30 June 2015

AASB 2015-1	Amendments to Australian Accounting Standards – Annual Improvements to Australian Accounting Standards 2012-2014 Cycle	The Standard makes amendments to various Australian Accounting Standards arising from the IASB’s Annual Improvements process, and editorial corrections.	1 January 2016	No expected impact
AASB 2015-2	Amendments to Australian Accounting Standards –Disclosure Initiative: Amendments to AASB 101	The Standard makes amendments to AASB 101 Presentation of Financial Statements arising from the IASB’s Disclosure Initiative project.	1 January 2016	Disclosures Only
AASB 9	Financial Instruments	This Standard supersedes both AASB 9 (December 2010) and AASB 9 (December 2009) when applied. It introduces a “fair value through other comprehensive income” category for debt instruments, contains requirements for impairment of financial assets, etc.	1 January 2018	No expected impact
AASB 2014-7	Amendments to Australian Accounting Standards arising from AASB 9 (December 2014)	Consequential amendments arising from the issuance of AASB 9	1 January 2018	No expected impact

c)	New standards and interpretation not yet adopted by the Consolidated Entity

Certain new accounting standards and interpretations have been published that are not mandatory for 30 June 2015 reporting periods. The Consolidated Entity’s assessment of the impact of the new standards and interpretations is set out below.

AASB 9 Financial Instruments, AASB 2009-11 Amendments to Australian Accounting Standards arising from AASB 9 and AASB 2010-7 Amendments to Australian Accounting Standards arising from AASB 9 (December 2010) (effective from 1 January 2015) AASB 9 Financial Instruments addresses the classification, measurement and derecognition of financial assets and financial liabilities. The standard is not applicable until 1 January 2017. When adopted, the standard will affect the Consolidated Entity’s accounting for its available for sale financial assets (if any are held), since AASB 9 only permits the recognition of fair value gains and losses in other comprehensive income if they relate to equity instruments that are not held for trading. Fair value gains and losses on available for sale debt instruments, for example, will therefore have to be recognised directly in profit or loss.

The Consolidated Entity has not yet assessed how its derivative liabilities would be affected by the new rules, and it has not yet decided whether to adopt any part of AASB 9 early.

The de-recognition rules have been transferred from AASB 139 Financial Instruments: Recognition and Measurement and have not been changed. The Consolidated Entity does not intend to adopt the new standard before its operative date of 1 January 2017.

There are no other standards that are not yet effective and that are expected to have a material impact on the entity in the current or future reporting periods and on foreseeable future transactions.

Samson Oil & Gas Limited	Annual Report – 30 June 2015

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for 30 June 2015

d)	Principles of Consolidation

The consolidated financial statements incorporate the assets and liabilities of all subsidiaries of Samson Oil & Gas Limited (“parent entity” or “Company”) as at 30 June 2015 and the results of all subsidiaries for the year then ended.

Subsidiaries are all those entities over which the Consolidated Entity has the power to govern the financial and operating policies, generally accompanying a shareholding of more than one-half of the voting rights. The existence and effect of potential voting rights that are currently exercisable or convertible are considered when assessing whether the Consolidated Entity controls another entity.

Subsidiaries are fully consolidated from the date on which control is transferred to the Consolidated Entity. They are deconsolidated from the date that control ceases.

The acquisition method of accounting is used to account for the acquisition of subsidiaries by the Consolidated Entity (refer to Note 2 (cc)).

All intercompany balances and transactions, including unrealised profits arising from intra-group transactions, have been eliminated in full. Unrealised losses are eliminated unless costs cannot be recovered.

The financial statements of subsidiaries are prepared for the same reporting period as the parent entity, using consistent accounting policies.

Non-controlling interests not held by the Consolidated Entity are allocated their share of net profit after tax in the profit and loss and are presented within equity in the Consolidated Balance Sheet, separately from parent shareholders’ equity.

The Consolidated Entity treats transactions with non-controlling interests that do not result in a loss of control as transactions with equity owners of the Consolidated Entity. A change in ownership interest results in an adjustment between the carrying amounts of the controlling and non-controlling interests to reflect their relative interests in the subsidiary. Any difference between the amount of the adjustment to non-controlling interests and any consideration paid or received is recognised in a separate reserve within equity attributable to owners of Samson Oil & Gas Limited.

When the Consolidated Entity ceases to have control, joint control or significant influence, any retained interest in the entity is remeasured to its fair value with the change in carrying amount recognised in profit or loss. The fair value is the initial carrying amount for the purposes of subsequently accounting for the retained interest as an associate, jointly controlled entity or financial asset. In addition, any amounts previously recognised in other comprehensive income in respect of that entity are accounted for as if the Consolidated Entity had directly disposed of the related assets or liabilities. This may mean that amounts previously recognised in other comprehensive income are reclassified to profit or loss.

If the ownership interest in a jointly-controlled entity or an associate is reduced but joint control or significant influence is retained, only a proportionate share of the amounts previously recognised in other comprehensive income are reclassified to profit or loss where appropriate.

e)	Significant accounting judgments, estimates and assumptions

Estimates and judgements are continually evaluated and are based on historical experience and other factors, including expectations of future events that may have a financial impact on the entity and that are believed to be reasonable under the circumstances.

Critical judgements in applying the entity’s accounting policies

Management has identified the critical accounting policies set out below for which significant judgments, estimates and assumptions are made. Actual results may differ from these estimates under different assumptions and conditions and may materially affect financial results of the financial position reported in future periods. Further details of the nature of these assumptions and conditions may be found in the relevant notes to the financial statements.

Samson Oil & Gas Limited	Annual Report – 30 June 2015

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for 30 June 2015

Exploration and evaluation

The Consolidated Entity’s accounting policy for exploration and evaluation is set out in Note 2 (r). The application of this policy necessarily requires management to make certain estimates and assumptions as to future events and circumstances, in particular the assessment of whether economic quantities of reserves have been found. Any such estimates and assumptions may change as new information becomes available. If, after having capitalised expenditure under our policy, we conclude that we are unlikely to recover the expenditure by future exploitation or sale, then the relevant capitalised amount will be written off to the profit and loss.

When assessing whether deferred exploration expenditure should be carried forward from the prior year the Consolidated Entity reviews each project on an individual basis, taking into account, but not limited, to the ongoing activity in relation to that field, including any new agreements or contracts entered into during the year and the Consolidated Entity’s near future plans for the field or prospect.

The Consolidated Entity believes that exploration expenditures are incurred with the intent of making further investment decisions and are not directly related to the revenue producing activities of the Consolidated Entity and are therefore more appropriately presented as investing activities.

Critical accounting estimates and assumptions

The carrying amounts of certain assets and liabilities are often determined based on estimates and assumptions of future events. The resulting accounting estimates will, by definition, seldom equal the related actual results. The key estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of certain assets and liabilities within the next annual reporting period are:

Share-based payment transactions

The Consolidated Entity measures the cost of equity-settled transactions with employees by reference to the fair value of the equity instruments at the date at which they are granted. The fair value is determined using a Black-Scholes option pricing model.

The value of equity-settled transactions with other service providers, excluding employees, are measured based on the value of the service received by the Consolidated Entity. If a value for this cannot be reasonably measured, the value will be measured by reference to the fair value of the equity instruments at the date services are provided. The Consolidated Entity also uses a Black-Scholes option pricing model to determine this fair value, where appropriate.

Impairment of assets

In determining the recoverable amount of assets, in the absence of quoted market prices, estimations are made regarding the present value of future cash flows using asset specific discount rates. For oil and gas properties, expected future cash flow estimation is based on proved and probable reserves, future production profiles, commodity prices and costs. The estimates of future cash flows are made as at each balance date, using the price estimates from the forward curve as at that date.

Restoration obligations

The Consolidated Entity estimates the future removal costs of oil and gas wells and production facilities at the time of installation of the assets. In most instances, the removal of assets will occur many years into the future. This requires judgmental assumptions regarding removal data, future environmental legislation, and the extent of reclamation activities required the engineering methodology for estimating future cost, future removal technologies in determining the removal cost, and liability specific discount rates to determine the present value of these cash flows. For more detail regarding the policy in respect of the provision for restoration refer to Note 2 (v). The discount rate used to determine the present value of the cash flows was 6.45% (2014:6.45%).

Reserves estimates

Estimates of recoverable quantities of proven and probable reserves, that are used to review the carrying value of oil and gas properties, include assumptions regarding commodity prices, exchange rates, discount rates, and production and transportation costs for future cash flows. It also requires interpretation of complex and difficult geological and geophysical models in order to make an assessment of the size, shape, depth and quality of reservoirs and their anticipated recoveries. The economic, geological and technical factors used by the Consolidated Entity to estimate reserves may change from period to period. Changes in reserves can impact asset carrying values, the provision for restoration and the recognition of deferred tax assets, due to changes in estimated future cash flows. Reserves are integral to the amount of depreciation, depletion, amortisation and impairment charged to the profit and loss.

Samson Oil & Gas Limited	Annual Report – 30 June 2015

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for 30 June 2015

The impairment expense recognised in the Consolidated Statement of Comprehensive Income is $19.9 million (2014: $0.3 million).

Reserve estimates are prepared by internal engineers and external independent third parties in accordance with guidelines prepared by the Society of Petroleum Engineers. The reserve estimates as at 30 June 2015 and 30 June 2014 were prepared by independent reserve engineers, Ryder Scott Company.

Units of production method of depreciation and amortisation

The Consolidated Entity applies the units of production method for depreciation of its oil and gas properties and assets based on hydrocarbons produced. These calculations require the use of estimates and assumptions. Significant judgment is required in assessing the available reserves and future production associated with the assets to be depreciated under this method. Factors that must be considered in determining reserves and future production are the Company’s history of exploiting reserves and the relevant time frames, markets and future developments. When these factors change or become known in the future, such differences will impact pre-tax profit and carrying values of assets. It is impracticable to quantify the effect of these changes in these estimates and assumptions in future periods. The reassessment of rates occurs at 31 December and 30 June each and is performed consistently from period to period.

f)	Revenue Recognition

Revenue is recognised and measured at the fair value of the consideration received or receivable to the extent it is probable that the economic benefits will flow to the Consolidated Entity and the revenue can be reliably measured. Amounts disclosed as revenue are net of rebates and amounts collected on behalf of third parties.

The following specific recognition criteria must also be met before revenue is recognised:

Sale of oil and gas

Revenue is recognised when the significant risks and rewards of ownership of the product have passed to the buyer and the amount of revenue can be measured reliably. Risks and rewards are considered to have passed to the buyer at the time of delivery of the product to the customer.

Gas imbalances occur when the Consolidated Entity sells more or less than its entitled ownership percentage of total gas production. Any amount received in excess of the Consolidated Entity’s share is treated as a liability. If the Company receives less than its entitled share, the underproduction is recorded as a receivable.

Interest income

Interest income is recognised using the effective interest method. When a receivable is impaired, the Consolidated Entity reduces the carrying amount to its recoverable amount, being the estimated future cash flow discounted at the original effective interest rate of the instrument, and continues unwinding the discount as interest income. Interest income on impaired loans is recognised using the original effective interest rate

Dividend income

Revenue is recognised when the Consolidated Entity’s right to receive the payment is established.

g)	Borrowing Costs

Borrowing costs incurred for the construction of any qualifying assets are capitalised during the period of time that is required to complete and prepare the asset for its intended use or sale. Other borrowing costs are expensed.

Samson Oil & Gas Limited	Annual Report – 30 June 2015

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for 30 June 2015

h)	Leases

The determination of whether an arrangement is or contains a lease is based on the substance of the arrangement and requires an assessment of whether the fulfilment of the arrangement is dependent on the use of a specific asset or assets and whether the arrangement conveys a right to use the asset.

Consolidated Entity as lessee

Finance leases, which transfer to the Consolidated Entity substantially all the risks and benefits incidental to ownership of the leased item, are capitalised at the inception of the lease at the fair value of the leased property or, if lower, at the present value of the minimum lease payments. Lease payments are apportioned between the finance charges and reduction of the lease liability so as to achieve a constant rate of interest on the remaining balance of the liability. Finance charges are recognised as an expense in profit or loss.

Capitalised leased assets are depreciated over the shorter of the estimated useful life of the asset and the lease term if there is no reasonable certainty that the Consolidated Entity will obtain ownership by the end of the lease term.

Operating lease payments are recognised as an expense in the profit and loss on a straight line basis over the lease term. Operating lease incentives are recognised as a liability when received and subsequently reduced by allocating lease payments between rental expense and reduction of the liability.

i)	Cash and cash equivalents

Cash and cash equivalents in the balance sheet comprise cash at bank and in hand and short-term deposits with an original maturity of three months or less that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value.

For the purposes of Consolidated Cash Flow Statement, cash and cash equivalents consist of cash and cash equivalents as defined above, net of outstanding bank overdrafts. Bank overdrafts are included within borrowings in current liabilities on the balance sheet.

Cash and cash equivalents exclude restricted cash.

j)	Restricted cash

The Consolidated Entity may be required to place funds with third parties as bonds for environmental restoration. These bonds are carried as non-current receivables when the release of cash is not expected to occur within twelve months. The bonds are represented by cash and are valued as cash.

k)	Trade and other receivables

Trade receivables are recognised initially at fair value and subsequently measured at amortised cost using the effective interest rate method, less provision for impairment. Trade receivables are generally due for settlement within 30-90 days. They are presented as current assets unless collection is not expected for more than 12 months from reporting date.

Collectability of trade receivables is reviewed on an ongoing basis. Debts that are known to be uncollectible are written off by reducing the carrying amount directly. An allowance account (provision for impairment of trade receivables) is used when there is objective evidence that the Consolidated Entity will not be able to collect all amounts due according to the original terms of the receivables. Significant financial difficulties in the debtor, probability that the debtor will enter bankruptcy or financial reorganisation, and default or delinquency in payments (more than 60 days overdue) are considered indicators that the trade receivable is impaired. The amount of the impairment allowance is the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the original effective interest rate. Cash flows relating to short-term receivables are not discounted if the effect of discounting is immaterial.

Samson Oil & Gas Limited	Annual Report – 30 June 2015

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for 30 June 2015

The amount of the impairment loss is recognised in profit and loss within other expenses. When a trade receivable for which an impairment allowance had been recognised becomes uncollectible in a subsequent period, it is written off against the allowance account. Subsequent recoveries of amounts previously written off are credited against other expenses in profit and loss.

l)	Prepayments

Prepayments relate to certain goods and services whereby the payment has been made and the resultant benefit is derived over future periods.

m)	Foreign currency translation

(i) Functional and presentation currency

The functional currency of Samson Oil & Gas Limited is Australian Dollars. The functional currency of Samson Oil & Gas USA, Inc and Samson Oil and Gas USA Montana, Inc is United States Dollars. The presentation currency of the Consolidated Entity is United States Dollars.

(ii)Transaction and balances

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognised in profit or loss, except when they are deferred in equity as qualifying cash flow hedges and qualifying net investment hedges or are attributable to part of the net investment in a foreign operation.

Foreign exchange gains and losses that relate to borrowings are presented in the profit and loss, within finance costs. All other foreign exchange gains and losses are presented in the profit and loss on a net basis within other income or other expenses.

Non-monetary items that are measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value was determined. Translation differences on assets and liabilities carried at fair value are reported as part of the fair value gain or loss. For example, translation differences on non-monetary assets and liabilities such as equities held at fair value through profit or loss are recognised in profit or loss as part of the value gain or loss and translation differences on non-monetary assets such as equities classified as available-for-sale financial assets are recognised in other comprehensive income.

(iii) Translation of Consolidated Entity functional currency to presentation currency

The results and financial position of Consolidated Entity entities (none of which has the currency of a hyperinflationary economy) that have a functional currency different from the presentation currency are translated into the presentation currency as follows:

•	Assets and liabilities for each balance sheet presented are translated at the closing rate at the date of that balance sheet
•	Income and expense for each profit and loss are translated at average exchange rates (unless this is not a reasonable approximation of the cumulative effect of the rates prevailing on transaction dates, in which case income and expenses are translated at the dates of the transactions)
•	Equity is translated at the historical exchange rate that approximates the rate in effect at the date of the transaction, and
•	All resulting exchange differences are recognised in other comprehensive income.

On consolidation, exchange differences arising from the translation of any net investment in foreign entities, and of borrowings and other financial instruments designated as hedges of such investments, are taken to shareholders’ equity. When a foreign operation is sold or any borrowings forming part of the net investment are repaid, a proportionate share of such exchange differences are recognised in profit and loss, as part of the gain or loss on sale where applicable.

Goodwill and fair value adjustments arising on the acquisition of a foreign entity are treated as assets and liabilities of the foreign entities and translated at the closing rate.

Samson Oil & Gas Limited	Annual Report – 30 June 2015

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for 30 June 2015

n)	Income tax

The income tax expense or benefit for the period is the tax payable on the current period’s taxable income based on the applicable income tax rate for each jurisdiction adjusted by changes in deferred tax assets and liabilities attributable to temporary differences and to unused tax losses.

The current income tax charge is calculated on the basis of the tax rates and laws enacted or substantively enacted at the end of the reporting period in the countries where the company’s subsidiaries operate and generate taxable income. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. It establishes provisions where appropriate on the basis of amounts expected to be paid to the tax authorities.

Deferred income tax is provided in full, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements. However, the deferred income tax is not accounted for if it arises from initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither accounting nor taxable profit nor loss. Deferred income tax is determined using tax rates (and laws) that have been enacted or substantially enacted by the reporting date and are expected to apply when the related deferred income tax asset is realised or the deferred income tax liability is settled.

Deferred tax assets are recognised for deductible temporary differences and unused tax losses only if it is probable that future taxable amounts will be available to utilise those temporary differences and losses.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets and liabilities and when the deferred tax balances relate to the same taxation authority. Current tax assets and tax liabilities are offset where the entity has a legally enforceable right to offset and intends either to settle on a net basis, or to realise the asset and settle the liability simultaneously.

Current and deferred tax is recognised in profit or loss, except to the extent that it relates to items recognised in other comprehensive income or directly in equity. In this case, the tax is also recognised in other comprehensive income or directly in equity, respectively.

o)	Goods and Services Tax (GST)

Revenues, expenses and assets are recognised net of the amount of associated GST, unless the GST incurred is not recoverable from the taxation authority. In this case it is recognised as part of the cost of acquisition of the asset or as part of the expense.

Receivables and payables are stated inclusive of the amount of GST receivable or payable. The net amount of GST recoverable from, or payable to, the taxation authority is included with other receivables or payables in the balance sheet.

Cash flows are presented on a gross basis. The GST components of cash flows arising from investing or financing activities which are recoverable from, or payable to the taxation authority, are presented as operating cash flows.

p)	Plant and equipment

Plant and equipment is stated at historical cost less accumulated depreciation and any accumulated impairment losses. Such cost includes the cost of replacing parts that are eligible for capitalisation when the cost of replacing the parts is incurred. Similarly, when each major overhaul is performed its cost is recognised in the carrying amount of plant and equipment as a replacement only if it is eligible for capitalisation. All other repairs and maintenance are recognised in profit or loss as incurred.

Depreciation expense is estimated over the useful life of the assets as follows:

Furniture and fittings – over two to five years using the straight line method

Samson Oil & Gas Limited	Annual Report – 30 June 2015

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for 30 June 2015

Computer equipment – over two to five years using the straight line method

Motor vehicles – over three to five years using the straight line method

Lease and well equipment – over the life of the reserve (usually 3-25 years) – approximated using the units of production method.

The assets’ residual values, useful lives and amortisation methods are reviewed, and adjusted if appropriate, at each financial year end.

Refer Note 2 (t) for the Consolidated Entity’s policy in relation to Impairment of Non-Financial Assets.

Derecognition and disposal

An item of plant and equipment is derecognised upon disposal or when no further future economic benefits are expected from its use or disposal.

Any gain or loss arising on derecognition (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in profit and loss in the year the asset is derecognised.

q)	Oil and gas properties

Oil and gas properties include capitalised project expenditure and development expenditure.

The Consolidated Entity uses the units of production method to amortise costs carried forward in relation to its oil and gas properties. For this approach, the calculations are based on proved and probable reserves as determined by our reserves determination.

Impairment on the carrying value of oil and gas properties is based on proved and probable reserves and is assessed on a field by field basis.

r)	Exploration and evaluation assets

Exploration and evaluation expenditure in respect of each area of interest is accounted for using the successful efforts method of accounting. The successful efforts method requires all exploration and evaluation expenditure to be expensed in the period in which it is incurred, except the costs of wells and the costs of acquiring interests in new exploration assets, which are capitalised as intangible exploration and evaluation assets. The costs of wells that have been initially capitalised pending the results of the well, are reviewed at the completion of the well when well results are known and transferred to oil and gas properties or expensed as appropriate.

An area of interest refers to an individual geographical area where the presence of oil or a natural gas field is considered favourable or has been proved to exist, and in most cases will comprise an individual oil or gas field. This means all exploration and evaluation costs, including general permit activity, geological and geophysical costs are expensed as incurred except where:

•	the expenditure or asset acquired relates to an exploration discovery, that at balance date, the assessment of whether or not an economically recoverable reserve is not yet complete and active and significant operations in relation to the area of interest is continuing; or
•	it is expected that the expenditure or asset acquired will be recouped through successful exploitation, or alternatively, by its sale.

Exploration costs are classified as cash flows from investing activities in the cash flow statement.

Exploration and evaluation assets are assessed for impairment when facts and circumstances indicate that the carrying amount of an exploration and evaluation asset may exceed its recoverable amount. When assessing for impairment consideration is given to but not limited to the following:

•	the period for which the Consolidated Entity has the right to explore
•	planned and budgeted future exploration expenditure
•	activities incurred during the year, and

Samson Oil & Gas Limited	Annual Report – 30 June 2015

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for 30 June 2015

•	activities planned for future periods.

s)	Investments and other financial assets

Investments and financial assets in the scope of AASB 139 Financial Instruments: Recognition and Measurement are categorised as either financial assets at fair value through profit or loss, loans and receivables, or available-for-sale financial assets. The classification depends on the purpose for which the investments were acquired. Designation is re-evaluated at each financial year end, but there are restrictions on reclassifying to other categories.

When financial assets are recognised initially, they are measured at fair value, plus in the case of assets not at fair value through profit or loss, directly attributable transaction costs.

Recognition and Derecognition

Regular purchases and sales of financial assets are recognised on trade-date – the date on which the group commits to purchase or sell the asset. Financial assets are derecognised when the rights to receive cash flows from the financial assets have expired or have been transferred and the group has transferred substantially all the risks and rewards of ownership.

When securities classified as available-for-sale are sold, the accumulated fair value adjustments recognised in other comprehensive income are reclassified to profit or loss as gains and losses from investment securities.

Measurement

At initial recognition, the group measures a financial asset at its fair value plus, in the case of a financial asset not at fair value through profit or loss, transaction costs that are directly attributable to the acquisition of the financial asset. Transaction costs of financial assets carried at fair value through profit or loss are expensed in profit or loss.

Loans and receivables are subsequently carried at amortised cost using the effective interest method.

Available-for-sale financial assets and financial assets at fair value through profit or loss are subsequently carried at fair value. Gains or losses arising from changes in the fair value of the ‘financial assets at fair value through profit or loss’ category are presented in profit or loss within other income or other expenses in the period in which they arise. Dividend income from financial assets at fair value through profit or loss is recognised in profit or loss as part of revenue from when the Consolidated Entity’s right to receive payments is established. Interest income from these financial assets is included in the net gains/(losses).

Changes in the fair value of monetary securities denominated in a foreign currency and classified as available-for-sale are analysed between translation differences resulting from changes in amortised cost of the security and other changes in the carrying amount of the security. The translation differences related to changes in the amortised costs are recognised in profit or loss, and other changes in carrying amount are recognised in other comprehensive income. Changes in the fair value of other monetary and non-monetary securities classified as available-for-sale are recognised in the other comprehensive income.

(i)        Financial assets at fair value through profit or loss

Financial assets classified as held for trading are included in the category ‘financial assets at fair value through profit or loss’. Financial assets are classified as held for trading in that they are acquired for the purpose of selling in the near term with the intention of making a profit. Derivatives are also classified as held for trading unless they are designated as effective hedging instruments. Gains or losses on financial assets held for trading are recognised in profit or loss and the related assets are classified as current assets in the balance sheet.

(ii)      Loans and receivables

Loans and receivables are non-derivative financial assets with fixed determinable payments that are not quoted in an active market. Such assets are carried at amortised cost using the effective interest rate method. Gains and losses are recognised in the profit and loss when the loans and receivables are derecognised or impaired. These are included in current assets, except for those with maturities greater than 12 months after the balance date, which are classified as non-current.

Samson Oil & Gas Limited	Annual Report – 30 June 2015

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for 30 June 2015

(iii)        Impairment

The Consolidated Entity assesses at each reporting period whether there is objective evidence that a financial asset or group of financial assets is impaired. A financial asset or group of financial assets is impaired and impairment losses are incurred only if there is objective evidence of impairment as result of one more events that occurred after the initial recognition of the asset (a ‘loss event’) and that loss event (or events) has an impact on the estimated future cash flows of the financial asset or group of financial assets that can be reliability estimated. In the case of equity investments classified as available-for-sale, a significant or prolonged decline in the fair value of the security below its cost is considered an indicator that the assets are impaired. Impairment losses are recognised through the profit and loss.

Assets carried at amortised cost

For loans and receivables, the amount of the loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows (excluding future credit losses that have not been incurred) discounted at the financial asset’s original effective interest rate. The carrying amount of the asset is reduced and the amount of the loss is recognised in the consolidated profit and loss. If a loan has a variable interest rate, the discount rate for measuring any impairment loss is the current effective interest rate determined under the contract. As a practical expedient, the Consolidated Entity may measure impairment on the basis of an instrument’s fair value using an observable market price.

If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognised (such as an improvement in a debtor’s credit rating), the reversal of the previously recognised impairment loss is recognised in the consolidated profit and loss.

Assets classified as available-for-sale

If there is objective evidence of impairment for available-for-sale financial assets, the cumulative loss –measured as the difference between the acquisition cost and the current fair value, less any impairment loss on that financial asset previously recognised in profit or loss – is removed from equity and recognised in profit or loss.

Impairment losses on equity instruments that were recognised in profit or loss are not reversed through profit or loss in a subsequent period.

If the fair value of a debt instrument classified as available-for-sale increases in a subsequent period and the increase can be objectively related to an event occurring after the impairment loss was recognised in profit or loss, the impairment loss is reversed through profit or loss.

t)	Impairment of non-financial assets

The Consolidated Entity assesses at each reporting date whether there is an indication that an asset may be impaired. If any such indication exists, or when annual impairment testing for an asset is required, the Consolidated Entity makes an estimate of the asset’s recoverable amount. An asset’s recoverable amount is the higher of its fair value less costs to sell and its value in use and is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets and the asset’s value in use cannot be estimated to be close to its fair value. In such cases the asset is tested for impairment as part of the cash-generating unit to which it belongs. When the carrying amount of an asset or cash-generating unit exceeds its recoverable amount, the asset or cash-generating unit is considered impaired and is written down to its recoverable amount. Impairment losses relating to continuing operations are recognised in profit and loss.

An assessment is also made at each reporting date as to whether there is any indication that previously recognised impairment losses may no longer exist or may have decreased. If such an indication exists, the recoverable amount is estimated. A previously recognised impairment loss is reversed only if there has been a change in the estimates used to determine the asset’s recoverable amount since the last impairment loss was recognised. If that is the case the carrying amount of the asset is increased to its recoverable amount. That increased amount cannot exceed the carrying amount that would have been determined, net of depreciation, had no impairment loss been recognised for the asset in prior years. Such reversal is recognised in profit or loss. After such a reversal the depreciation charge is adjusted in future periods to allocate the asset’s revised carrying amount, less any residual value, on a systematic basis over its remaining useful life.

Samson Oil & Gas Limited	Annual Report – 30 June 2015

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for 30 June 2015

u)	Trade and other payables

These amounts represent liabilities for goods and services provided to the Consolidated Entity prior to the end of the financial year which are unpaid. These amounts are unsecured and are usually paid within 30 days of recognition. Trade and other payables are presented as current liabilities unless payment is not due within 12 months from the reporting date. They are recognised initially at their fair value and subsequently measured at amortised cost using the effective interest method.

v)	Provisions

Provisions for legal claims and make good obligations are recognised when the Consolidated Entity has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation and the amount has been reliably estimated. Provisions are not recognised for future operating losses.

Where there are a number of similar obligations, the likelihood that an outflow will be required in settlement is determined by considering the class of obligations as a whole. A provision is recognised even if the likelihood of an outflow with respect to any one item including in the same class of obligations may be small.

Provisions are measured at the present value of management’s best estimate of the expenditure required to settle the present obligation at the end of the reporting period. The discount rate used to determine the present value is a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. The increase in the provision due to the passage of time is recognised as interest expense.

w)	Restoration costs

The Consolidated Entity records the present value of the estimated cost of legal and constructive obligations to restore operating locations in the period in which the obligation arises. The nature of restoration activities includes the removal of facilities, abandonment of wells and rehabilitation of affected areas.

Typically, the obligation arises when the asset is installed at the production location. When the liability is initially recorded, the estimated cost is capitalised by increasing the carrying amount of the related oil and gas properties. Over time, the liability is increased for the change in present value based on a risk adjusted pre-tax discount rate appropriate to the risks inherent in the liability. The unwinding of the discount is recorded as an accretion charge within finance costs. The carrying amount capitalised in oil and gas properties is depreciated over the useful life of the related asset.

Each year, the Consolidated Entity reviews the estimated restoration costs and the estimated period in which the obligation is likely to occur to ensure that they are appropriate. The Consolidated Entity also reviews the discount rate to ensure it is still appropriate. If changing any of these variables results in a decrease in the liability the difference is recorded against the corresponding asset, which is included in oil and gas properties in the balance sheet.

Costs incurred that relate to an existing condition caused by past operations, and that do not have a future economic benefit, are expensed.

x)	Employee leave benefits

Wages, salaries, annual leave and sick leave

Liabilities for wages and salaries, including non-monetary benefits, annual leave and accumulating sick leave expected to be settled within 12 months of the reporting date are recognised in other payables in respect of employee’s services up to the reporting date. They are measured at the amounts expected to be paid when the liabilities are settled. Liabilities for non-accumulating sick leave are recognised when the leave is taken and measured at the rates paid or payable.

Samson Oil & Gas Limited	Annual Report – 30 June 2015

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for 30 June 2015

Long service leave

The liability for long service is measured as the fair value of expected future payments to be made in respect of services provided by employees up to the reporting date using the projected unit credit method. Consideration is given to expected future wage and salary levels, experience of employee departures and periods of service. Expected future payments are discounted using market yields at the reporting date on national government bonds with terms to maturities and currencies that match, as closely as possible, the estimated future cash outflows. The liability for long service leave is presented in current payables.

y)	Share-based payment transactions

Equity settled transactions:

The Consolidated Entity provides benefits to employees (including senior executives) of the Consolidated Entity in the form of share based payments, whereby employees render services in exchange for shares or rights over shares (equity-settled transactions).

The cost of equity-settled transactions with employees is measured by reference to the fair value of the equity instruments at the date at which they are granted. The fair value at grant date is determined using a Black-Scholes option pricing model that takes into account the exercise price, the term of the option, the impact of dilution, the share price at grant date and expected price volatility of the underlying share, the expected dividend yield and the risk free interest rate for the term of the option.

In valuing equity settled transactions, no account is taken of any performance conditions, other than conditions linked to the price of the shares of Samson Oil & Gas Limited (market conditions) if applicable.

The cost of equity-settled transactions is recognised, together with a corresponding increase in equity, over the period, if any, in which the performance and/or services conditions are fulfilled, ending on the date on which the relevant employees become fully entitled to the award (the vesting period).

At each subsequent reporting date until vesting, the cumulative charge to profit and loss is the product of:

i.	The grant date fair value of the award;
ii.	The current best estimate of the number of awards that will vest, taking into account such factors as the likelihood of employee turnover during the vesting period and the likelihood of non-market performance conditions being met; and
iii.	The expired portion of the vesting period.

The charge to profit and loss for the period is the cumulative amount as calculated above, less the amounts already charged in previous periods. There is a corresponding entry to equity.

Until an award has vested, any amounts recorded are contingent and will be adjusted if more or fewer awards vest than originally anticipated to do so. Any award subject to a market condition is considered to vest irrespective of whether or not that market condition is fulfilled, provided that all other conditions are satisfied.

If the terms of an equity-settled award are modified, as a minimum, an expense is recognised as if the terms had not been modified. In addition, an expense is recognised for any modification that increases the total fair value of the share-based payment arrangement, or is otherwise beneficial to the employee, as measured at the date of modification.

If an equity-settled award is cancelled, it is treated as if it had vested on the date of cancellation, and any expense not yet recognised for the award is recognised immediately. However, if a new award is substituted for the cancelled award and designated as a replacement award on the date that it is granted, the cancelled and the new award are treated as they were a modification of the original award, as described in the previous paragraph.

Samson Oil & Gas Limited	Annual Report – 30 June 2015

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for 30 June 2015

The dilutive effect, if any, of the outstanding options is reflected as additional share dilution in the computation of earnings per share.

The expense for share based payments in relation to Directors and executives is recognised in the parent entity.

z)	Contributed equity

Ordinary shares are classified as equity. Incremental costs directly attributable to the issue of new shares or options are shown in equity as a deduction, net of tax, from the proceeds.

Where any member of the Consolidated Entity purchases the Company’s equity instruments, for example as a result of a share buy-back or share based payment plan, the consideration paid, including any directly attributable incremental costs (net of income taxes) is deducted from equity attributable to the owners of Samson Oil & Gas Limited. Where such ordinary shares are subsequently reissued, any consideration received, net of any directly attributable incremental transaction costs and the related income tax effects, and is included in equity attributable of the owners of Samson Oil & Gas Limited.

aa)	Earnings per share

i)	Basic earnings per share

Basic earnings per share is calculated by dividing:

•	The result attributable to equity holders of the Company, excluding any costs of servicing equity other than ordinary shares
•	By the weighted average number of ordinary shares outstanding during the financial year, adjusted for bonus elements in ordinary shares issued during the year and excluding treasury shares (Note 22).

ii)	Diluted earnings per share

Diluted earnings per share adjusts the figures used in the determination of basic earnings per share to take into account:

•	The after income tax effect of interest and other financing costs associated dilutive potential ordinary shares, and
•	The weighted average number of additional ordinary shares that would have been outstanding assuming the conversion of all dilutive potential ordinary shares.

bb)	Joint Operations

Joint arrangements

Under AASB 11 Joint Arrangements investments in joint arrangements are classified as either joint operations or joint ventures. The classification depends on the contractual rights and obligations of each investor, rather than the legal structure of the joint arrangement. The Consolidated Entity has joint operations. The Consolidated Entity recognises its direct right to the assets, liabilities, revenues and expenses of joint operations and its share of any jointly held or incurred assets, liabilities, revenues and expenses. These have been incorporated in the financial statements under the appropriate headings. Details of the joint operation are set out in note 25.

cc)	Business Combinations

The acquisition method of accounting is used to account for all business combinations, including business combinations involving entities or businesses under common control, regardless of whether equity instruments or other assets are acquired. The consideration transferred for the acquisition of a subsidiary comprises the fair values of the assets transferred, the liabilities incurred and the equity interests issued by the group. The consideration transferred also includes the fair value of any contingent consideration arrangement and the fair value of any pre-existing equity interest in the subsidiary. Acquisition related costs are expensed as incurred. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are, with limited exceptions, measured initially at their fair values at the acquisition date. On an acquisition by acquisition basis, the group recognises any non-controlling interesting in the acquiree either at fair value or at the non-controlling interest’s proportionate share of the acquiree’s net identifiable assets.

Samson Oil & Gas Limited	Annual Report – 30 June 2015

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for 30 June 2015

The excess of the consideration transferred and the amount of any non-controlling interest in the acquiree and the acquisition-date fair value of any previous equity interest in the acquiree over the fair value of the group’s share of the net identifiable assets acquired is recorded as goodwill. If those amounts are less than the fair value of the net identifiable assets of the subsidiary acquired and the measurement of all amounts has been reviewed, the different is recognised directly in profit or loss as a bargain purchase.

Where settlement of any part of cash consideration is deferred, the amounts payable in the future are discounted to their present value as at the date of exchange. The discount rate used is the entity’s incremental borrowing rate, being the rate at which similar borrowing could be obtained from an independent financier under comparable terms and conditions.

Contingent consideration is classified either as equity or a financial liability. Amounts classified as a financial liability are subsequently remeasured to fair value with changes in fair value recognised in profit or loss.

dd)	Segment Reporting

Operating segments are reported in a manner consistent with the internal reporting provided to the Chief Operating Decision Maker “CODM”. The CODM, who is responsible for allocating resources and assessing performance of operating segments, has been identified as the Board of Directors.

ee)	Derivative Financial Instruments

The Company utilizes swap and collar  option contracts to hedge the effect of price changes on a portion of its future oil and natural gas production. The objective of the Company’s hedging activities and the use of derivative financial instruments is to achieve more predictable cash flows. While the use of these derivative instruments limits the downside risk of adverse price movements, they also may limit future revenues from favorable price movements. The Company may, from time to time, opportunistically restructure existing derivative contracts or enter into new transactions to effectively modify the terms of current contracts in order to improve the pricing parameters in existing contracts or realize the current value of the Company’s existing positions. The Company may use the proceeds from such transactions to secure additional contracts for periods in which the Company believes it has additional unmitigated commodity price risk.

The use of derivatives involves the risk that the counterparties to such instruments will be unable to meet the financial terms of such contracts. The Company’s derivative contracts are with a single multinational bank with no history of default with the Company. The derivative contracts may be terminated by a non-defaulting party in the event of default by one of the parties to the agreement. Previously, collateral under the revolving credit facility supported the Company’s collateral obligations under the Company’s derivative contracts. Therefore, the Company is not required to post additional collateral when the Company is in a derivative liability position.

The Company has elected not to apply hedge accounting to any of its derivative transactions and, consequently, the Company recognizes mark-to-market gains and losses in earnings currently, rather than deferring such amounts in accumulated other comprehensive income for those commodity derivatives that would qualify as cash flow hedges.

ff)	Borrowings

Borrowings are initially recognised at fair value, net of transaction costs incurred. Borrowing are subsequently measured at amortised costs. Any difference between the proceeds (net of transaction costs) and the redemption amount is recognised in profit and loss over the period of the borrowings using the effective interest method. Fees paid on the establishment of loan facilities are recognised as transaction costs of the loan to the extent that it is probable that some or all of the facility will be drawn down. Deferred transaction costs are expensed to the profit and loss over the period of the borrowings using the effective interest rate.

Samson Oil & Gas Limited	Annual Report – 30 June 2015

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for 30 June 2015

Borrowings are classified as current liabilities unless the Consolidated Entity has an unconditional right to defer settlement of the liability for at least 12 months after the reporting date.

gg)	Parent entity financial information

The financial information for the parent entity, Samson Oil & Gas Limited, disclosed in Note 29 has been prepared on the same basis as the consolidated financial statements, except as set out below.

(i)	Investments in subsidiaries, associates and joint operations entities

Investments in subsidiaries, associates and joint operations entities are accounted for at cost in the financial statements of Samson Oil & Gas Limited.

The Consolidated Entity does not meet the definition of a Group for the purposes of Tax Consolidation therefore there are no tax sharing or funding agreements in place.

hh)	Current and non-current classification

Assets and liabilities are presented in the statement of financial position based on current and non-current classification.

As asset is classified as current when: it is either expected to be realised or intended to be sold or consumed in normal operating cycle; it is help primarily for the purpose of trading; it is expected to be realised within 12 months after the reporting cycle; or the asset is cash or cash equivalent unless restricted from being exchanged or used to settle a liability for at least 12 months after the reporting period. All other assets are classified as non-current.

A liability is classified as current when: it is either expected to be settled in normal operating cycle; it is held primarily for the purpose of trading; it is due to be settled within 12 months after the reporting period; or there is no unconditional right to defer the settlement of the liability for at least 12 months after the reporting period. All other liabilities are classified as non-current.

Deferred tax assets and liabilities are always classified as non-current.

ii)	Fair value measurement

When an asset or liability, financial or non-financial, is measured at fair value for recognition or disclosure purposes, the fair value is based on the priced that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date; and assumes that the transaction will take place either: in the principal market; or in the absence of principal market, the most advantageous market.

Fair value is measured using the assumptions that market participants would use when pricing the asset or liability, assuming they act in their economic best interests. For non-financial assets, the fair value measurement is based on its highest and best use. Valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, are used, maximising the use of relevant observable inputs and minimising the use of unobservable inputs.

Assets and liabilities measured at fair value are classified, into three levels, using a fair value hierarchy that reflects the significance of the inputs use in making the measurements. Classifications are reviewed at each reporting date and transfers between levels are determined based on a reassessment of the lowest level of input that is significant to the fair value measurement.

For recurring and non-recurring fair value measurements, external valuers may be used when internal expertise is either not available or when the valuation is deemed to be significant. External valuers are selected based on market knowledge and reputation. Where this a significant change in in fair value of an asset or liability from one period to another, an analysis is undertaken, which includes a verification of the major inputs applied in the latest valuation and a comparison, where applicable, with external sources of data.

Samson Oil & Gas Limited	Annual Report – 30 June 2015

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for 30 June 2015

NOTE 3.	REVENUE AND EXPENSES

	Consolidated Entity
Revenue and Expenses from Continuing Operations	2015	2014
	$	$
a Revenue
Sale of oil and gas
Oil sales	12,460,171	9,616,660
Gas sales	834,835	1,001,341
Other liquids	-	627
Total revenue	13,295,006	10,618,628

Gain on sale of oil and gas properties	-	2,918,083

$2.5 million of the gain on sale of oil and gas properties shown on the Statement of Comprehensive Income for the year ended 30 June 3014 relates to the sale of a portion of the Consolidated Entity’s interest in undeveloped acreage in our North Stockyard project, $0.2 million relates to the sale of our Deep Draw well, a single well field in Wyoming and $0.2 million relates to the sale of the Rennerfeldt wells in our North Stockyard project.

Other Income
Interest income	30,759	118,076
Other	137,857	20,770
Total other income	168,616	138,846

	Consolidated Entity
b General and Administration	2015	2014
	$	$
Employee Benefits
Salary and employee benefits	(2,682,292)	(2,963,028)
Share based payments	-	(86,244)
Total employee expense benefits	(2,682,292)	(3,049,272)

Other General and Administration
Consultants’ fees	(284,770)	(476,626)
Lease payments	(169,340)	(128,890)
Legal costs	(235,455)	(694,972)
Assurance, accounting and taxation advice	(510,151)	(1,274,240)
Travel and accommodation	(151,531)	(241,806)
Filing and listing fees	(5,451)	(38,876)
Insurance	(266,779)	(302,690)
Investor and public relations	(295,031)	(342,169)
Printing, postage and stationery	(4,574)	(25,670)
Other	(344,408)	(5,359)
Total other general and administration expenses	(2,267,490)	(3,531,298)
Total general and administration expenses	(4,949,782)	(6,580,570)

Samson Oil & Gas Limited	Annual Report – 30 June 2015

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for 30 June 2015

	Consolidated Entity
c Finance costs	2015	2014
	$	$
Interest expense	(598,940)	(91,422)
Amortisation of borrowing costs	(135,694)	(33,632)
Unwinding of discount associated with restoration obligation	(54,291)	(79,502)
Total finance costs	(788,925)	(204,556)

	Consolidated Entity
	2015	2014
	$	$
d Depreciation and amortisation
Included in cost of sales:
Depreciation on lease and well equipment	(1,226,618)	(693,325)
Depletion of oil and gas properties	(5,543,590)	(2,844,906)
Subtotal included in cost of sales	(6,770,208)	(3,538,231)

Included in general and administrative
Depreciation of furniture and fittings	(137,114)	(122,759)
Total depreciation and amortisation	(6,907,322)	(3,660,990)

	Consolidated Entity
	2015	2014
	$	$

e Exploration and evaluation expense
General exploration expense	(222,427)	(193,429)
Deferred exploration expenditure written off	(12,416,909)	-
Dry hole costs	(47,607)	(186,854)
Total exploration and evaluation expense	(12,686,943)	(380,283)

	Consolidated Entity
	2015	2014
	$	$

f Derivative instruments
Realised income/(expense) recognised in relation to derivative instruments	2,438,409	(91,218)
Unrealised income/(expense) recognised in relation to the movement in the fair value of derivative instruments	673,859	(413,374)
Total derivative instruments income/(expense)	3,112,268	(504,592)

Samson Oil & Gas Limited	Annual Report – 30 June 2015

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for 30 June 2015

NOTE 4.	INCOME TAX

	Consolidated Entity
	2015	2014
	$	$
The major components of income tax benefit are:
Profit and Loss
Current income tax	(3,021)	(885,215)
Deferred income tax	-	-
Income tax benefit reported in the profit and loss	(3,021)	(885,215)

Loss before income tax	(35,007,229)	(2,379,354)

At the Australian statutory income tax rate of 30% (2014: 30%)	10,502,169	713,806
Expenditure not allowable for income tax purposes	42,481	(91,181)
Change in deferred tax rate	(101,415)	190,633
Effect of US tax rate differential	2,178,034	107,842
Deferred tax assets not brought to account as realisation is not considered probable	(13,779,957)	(1,028,511)
Alternative minimum tax receivable written off	(2,821)	(777,804)
Adjustment for deferred tax of prior periods	1,158,488	-
Aggregate income tax benefit	(3,021)	(885,215)

In the prior year, the Consolidated Entity has recognised income tax expense of $0.1 million with respect to income tax payable to the State of North Dakota following the sale of exploration acreage in Wyoming in 2011. The Consolidated Entity has also recognised $0.8 million in federal income tax expense following a change in recoverability with respect to an amount previously recognised as a receivable from the Internal Revenue Service. During the course of an ongoing audit by the IRS, the Consolidated Entity has concluded that it does not qualify for the Small Business tax payer exemption from the payment of AMT and therefore is not entitled to a refund.

This audit was concluded during year ended 30 June 2015 and the Consolidated Entity was required to pay $2,087 in additional taxes with respect to this audit.

	Balance Sheet		Profit and Loss
Consolidated	2015	2014	2015	2014
	$	$	$	$
Deferred Income Tax
Deferred income tax at 30 June relates to the following:
Deferred tax liabilities
Hedge Liability	-	-	-	-
Loan fees	-	-	-	-
Gross deferred tax liabilities	-	-

Deferred tax assets
Tax losses	25,995,717	16,570,466	9,425,250	2,993,524
Oil and gas properties	2,897,275	(1,510,321)	4,407,596	(4,394,885)
Other	265,771	167,944	97,828	54,611
Alternative minimum tax credit	780,444	-	780,444	-
Deferred tax assets not brought to account as realisation is not regarded as probable	(29,939,207)	(15,228,089)	(14,711,118)	1,346,750
Gross deferred tax assets	-	-
Deferred tax benefit	-	-	-	-
Net deferred tax recognised in the balance sheet	-	-

Samson Oil & Gas Limited	Annual Report – 30 June 2015

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for 30 June 2015

The Consolidated Entity has tax losses carried forward arising in Australia of $13,316,288 (2014: $11,040,738). The benefit of these losses of $3,994,887 (2014: $3,312,221) will only be obtained in future years if:

i.	the Consolidated Entity derives future assessable income of a nature and an amount sufficient to enable the benefit from the deduction for the losses to be realised; and
ii.	the Consolidated Entity has complied and continue to comply with the conditions for deductibility imposed by law; and
iii.	no changes in tax legislation adversely affect the Consolidated Entity in realising the benefit from deduction for the losses.

The Consolidated Entity has Federal net operating tax losses in the United States of approximately $61,688,534 (2014: $36,755,473). Future years are limited to an estimated $403,194 per year as a result of a change in ownership of the one of the subsidiaries which occurred in January 2005. Net operating losses generated after this ownership change are not limited due to any known ownership changes. If not utilised, the tax net operating losses will expire during the period from 2020 to 2035.

In addition to the above mentioned Federal carried forward losses in the United States, the Company also has approximately $31,231,317 (2014: $20,871,364) of State carried forward tax losses, with expiry dates between June 2016 and June 2034. A deferred income tax asset in relation to these losses has not been recognised as realisation of the benefit is not regarded as probable.

The deferred tax benefit the Consolidated Entity will ultimately realise is dependent both upon the loss recoupment legislation in the United States and taxable income at the time recoupment.

The Consolidated Entity does not meet the definition of a group for the purposes of applying tax consolidation.

NOTE 5.	DIVIDENDS

No dividends have been declared during the year (2014: $Nil).

The balance of the franking account at the end of the year was nil (2014:$Nil).

NOTE 6.	CASH AND CASH EQUIVALENTS

	Consolidated Entity
	2015	2014
	$	$
Cash at bank and on hand	2,062,720	6,846,394

Cash at bank earns interest at floating interest rates based on daily bank deposit rates.

a)	Risk exposure

The Consolidated Entity’s exposure to interest rate risk is discussed in note 27. The maximum exposure to credit risk at the reporting date is the carrying amount of cash mentioned above.

Samson Oil & Gas Limited	Annual Report – 30 June 2015

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for 30 June 2015

NOTE 7.	TRADE AND OTHER RECEIVABLES

	Consolidated Entity
	2015	2014
	$	$
CURRENT
Trade receivables (i)	3,224,595	3,107,292
Net GST Receivable	30,665	20,314
Receivable – JO partner (ii)	251,028	473,398
Accrued JO partner receivables (iii)	24,120	1,022,820
Receivable - sale of well bore	-	890,781
Other receivables (iv)	114,744	18,839
	3,645,152	5,533,444

(i)	These receivables relate to the sale of oil and gas. They are non-interest bearing, unsecured and are generally on 30-90 day terms.

(ii)	These receivables relate to monies to be recovered from joint operation partners who participate in wells that Samson are the operator of. These funds are non-interest bearing and unsecured.

(iii)	These receivables relate to monies for which the costs have been incurred by Samson but have not yet been billed to the joint operation partners.

(iv)	These receivables are non-interest bearing, unsecured and are due for repayment within the next twelve months.

a)	Foreign exchange and interest rate risk - current receivables

Information about the Consolidated Entity’s exposure to foreign currency risk and interest rate risk in relation to trade and other receivables is provided in Note 27.

b)	Fair value and credit risk – current receivables

Due to the short-term nature of these receivables, their carrying amount is assumed to approximate their fair value.

The maximum exposure to credit risk at the reporting date is the carrying amount of each class of receivables mentioned above. All receivables are unsecured. Refer to Note 27 for more information on the risk management policy of the Consolidated Entity and the credit quality of trade receivables.

No receivables are past due (2014:$Nil). No impairment has been recognised in respect of any of these receivables (2014:$Nil).

	Consolidated Entity
	2015	2014
	$	$

NON CURRENT
Other receivables (v)	117,258	140,885
	117,258	140,885

(v)	These receivables are non-interesting bearing, unsecured and not due for repayment within the twelve months. The carrying value of these receivables approximates their fair value.

Samson Oil & Gas Limited	Annual Report – 30 June 2015

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for 30 June 2015

c)	Risk Exposure – non current receivables

Information about the Consolidated Entity’s exposure to credit risk, foreign exchange and interest rate risk is provided in Note 27. The maximum exposure to credit risk at the reporting date is the carrying amount of the receivables mentioned above.

NOTE 8.	PREPAYMENTS
	Consolidated Entity
	2015	2014
	$	$
CURRENT
Prepaid drilling expenses (i)	153,846	5,163,708
Other prepaid expenses	218,234	224,720
	372,080	5,388,428

(i)	Prepaid drilling expenses include cash advanced to the operators of the drilling operations in advance of the drilling commencing.

NOTE 9.	PLANT & EQUIPMENT
	Consolidated Entity
	2015	2014
	$	$
Office Equipment
Cost	801,949	787,009
Accumulated depreciation	(553,428)	(421,433)
Total Plant and Equipment	248,521	365,576

At 1 July, net of accumulated depreciation	365,566	367,656
Additions	20,069	142,635
Disposals	-	(21,966)
Depreciation charge for the year	(137,114)	(122,759)
At 30 June, net of accumulated depreciation and impairment	248,521	365,566

NOTE 10.	EXPLORATION AND EVALUATION ASSETS
	Consolidated Entity
	2015	2014
	$	$
Balance at the beginning of the year	15,732,416	14,831,749
Expenditure capitalised	564,713	1,087,521
Value written off to the Statement of Comprehensive Income	(12,416,909)	(186,854)
Balance at the end of the year	3,880,220	15,732,416

Expenditure incurred in the current year and prior year, relates to drilling costs associated with the Bluff well in the Hawk Springs project. This well has been drilled to the target depth and the plans for the completion of the well are currently being reviewed. During the drilling of this well, hydrocarbon shows were recorded however the economic viability of this well has yet to be established.

Samson Oil & Gas Limited	Annual Report – 30 June 2015

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for 30 June 2015

Expenditure written off in the current year relates to the Consolidated Entity’s Roosevelt and South Prairie project. Although the Consolidated Entity reached an agreement with Momentus Energy (“Momentus”) in the prior year with respect to the sale of acreage in the Roosevelt project, Momentus failed to drill the well required under the agreement and the agreement was voided. The Consolidated Entity is not planning any further exploration in the area and therefore the decision was made to write off all costs associated with the project during the year. The Consolidated Entity has also written off certain costs associated with the Hawk Springs project in Wyoming following the expiration of leases.

In September 2014, a second well was drilled in the South Prairie project in North Dakota. This well was the second dry hole in the project, therefore the Consolidated Entity wrote off all costs associated with the project during the year.

Expenditure written off in the prior year relates to the costs associated with drilling of Spirit of America 2 in the Hawk Springs project.

The recoverability of the carrying value of deferred exploration and evaluation expenditure is dependent on the successful exploitation, or alternatively sale, of the respective areas of interest.

NOTE 11.	OIL AND GAS PROPERTIES
	Consolidated Entity
	2015	2014
	$	$
Oil and Gas Properties	72,550,529	43,790,310
Work in progress	-	6,308,468
Accumulated depletion	(19,884,806)	(13,343,949)
Accumulated Impairment	(23,870,985)	(4,492,893)
Total Oil and Gas Properties	28,794,738	32,261,936

Proved Developed Producing Properties
At 1 July, net of accumulated depreciation and impairment	32,261,936	18,801,422
Additions	28,760,219	19,273,061
Additions - WIP, net of amounts relating to wells completed during the year, which are recorded in additions	(5,599,753)	1,246,455
Disposals	-	(3,248,333)
Net impairment expense	(19,857,456)	(272,438)
Depreciation charge	(6,770,208)	(3,538,231)
At 30 June, net of accumulated depreciation and impairment	28,794,738	32,261,936

Work in progress

Work in progress in the prior year relates to costs associated with the permitting and drilling of wells in Samson’s in fill development project in its North Stockyard field. During the current year all wells that had costs recorded in work in progress at 30 June 2014 were completed and the associated costs were transferred to proved developed producing properties.

Sale of Assets

On 15 August 2013, the Company divested half its equity position in the undeveloped acreage in the North Stockyard project to Slawson Exploration Company Inc. (“Slawson”) for $5.6 million in cash, while retaining our full interest in the currently producing wells in the North Stockyard field. $0.9 million of the purchase price was subject to the delivery of a useable well bore in the Billabong well. The workover of the Billabong well has been completed and subsequent to year end, Slawson agreed to take ownership of the well bore. As a result this transaction the rig contract with Frontier was also terminated, with no penalty payment or additional liability to Samson. Slawson are now the operator of the project going forward for the development of the undeveloped acreage.

Samson Oil & Gas Limited	Annual Report – 30 June 2015

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for 30 June 2015

Along with the undeveloped acreage for which a gain on sale was recognized in the Statement of Comprehensive Income of $2.5 million (valued at $2.6 million less net assets sold of $0.1 million), the Consolidated Entity has also transferred 25% working interest in the drilled but not yet completed, at the time of sale, Billabong and Sail and Anchor wells, leaving the Consolidated Entity with a 25% working interest in each of the two wells for $2.9 million, recognized as a reimbursement in the capitalised costs for these assets in the Balance Sheet.

In April 2014, the Consolidated Entity sold its interests in Rennerfeldt 1-13H and Rennerfeldt 2-13H in the North Stockyard project in North Dakota to the operator of the project for $0.2 million, resulting in a $0.2 million gain. The Consolidated Entity had made cash prepayments with respect to these wells to the operator, which were applied to new wells that it’s participating in.

In March 2014, the Consolidated Entity finalised the sale of it’s Deep Draw well in Campbell County, Wyoming for cash of $0.2 million, resulting in a $0.2 million gain. This well had been previously fully impaired and had no value.

There were no sales of properties during the year ended 30 June 2015.

Impairment of oil and gas properties

At 30 June 2015, the Consolidated Entity reviewed the carrying value of its oil and gas properties for impairment. An independent review by the Consolidated Entity’s reserve engineers, Ryder Scott Company was performed to assess the recoverable amount based on the net present value of the Consolidated Entity’s assets on a field by field basis (by cash generating unit). The factors used to determine net present value include, but are not limited to, recent sales prices of comparable properties, the present value of future cash flows, net of estimated operating and development costs using estimates of reserves, future commodity pricing, future production estimates, anticipated capital expenditures and various discount rates commensurate with the risk associated with realizing the projected cash flows. The discount rate used to assess the recoverable amount (based on the fair value less cost of disposal) was 10% (2014: 12%). The fair value less cost of disposal has been based on the expected useful lives of the respective fields.

The current year impairment expense of $19.9 million (2014: $0.3 million) is result of the impact of the decreasing oil price on the Consolidated Entity’s reserve value in relation to the North Stockyard and Rainbow properties. The prior year impairment relates to poor production results of our non-operated Abercrombie well in our Roosevelt project in Montana.

NOTE 12.	TRADE AND OTHER PAYABLES
	Consolidated Entity
	2015	2014
	$	$
Trade payables (i)	3,139,432	6,576,551
Accrual of bonus payable (ii)	-	132,324
Other payables (iii)	219,414	230,311
Total Trade and Other Payables	3,358,846	6,939,186

(i)	Trade payables are non-interest bearing and normally settled on 30 day terms.

(ii)	The accrual in the prior year relates to the accrual of the bonus payable for the period 1 January 2014 to 31 December 2014. This was paid out during the current year. There is no bonus plan in place for the calendar year ended 31 December 2015, therefore no accrual has been made.

(iii)	Other payables include accruals for annual leave. The entire obligation is presented as current, since the Consolidated Entity does not have an unconditional right to defer settlement. Based on past experience, the Consolidated Entity expects employees to take the full amount of accrued leave within the next twelve months.

Samson Oil & Gas Limited	Annual Report – 30 June 2015

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for 30 June 2015

NOTE 13.	BORROWINGS

	Consolidated Entity
Non Current	2015	2014
	$	$
Secured
Credit facility with Mutual of Omaha (i)	18,699,000	6,000,000
Less deferred borrowing costs	(224,812)	(318,284)

	18,474,188	5,681,716

(i)	Fair values are not materially different to their carrying amounts

In January 2014, the Consolidated Entity entered into a $25 million credit facility with Mutual of Omaha Bank, with an initial borrowing base (funds available to be drawdown) of $8 million, of which $6 million has been drawn down at 30 June 2014. During the current year, the borrowing base was increased to $19 million, of which $18.7 million is drawdown. The next borrowing base redetermination is expected to be completed in October 2015, based on June 2015 reserve values. The facility matures 28 January 2017. The interest rate is LIBOR plus 4.0% or approximately 4.02% for the year ended 30 June 2015 (2014: 3.98%).

The credit facility includes the following covenants, tested on a quarterly basis:

•	Current ratio greater than 1
•	Debt to EBITDAX (annualized) ratio no greater than 3.5
•	Interest coverage ratio minimum of between 2.5 and 1.0

As at 30 June 30 2015 we were in compliance with all of these quarterly covenants.

The credit facility also includes an annual cap on general and administrative expenditure of $6.0 million per calendar year. The first test date for this covenant was for the 12 months ended 31 December 2014 and the Consolidated Entity was in compliance with this covenant.

While the Consolidated Entity expect to be in compliance with these covenants based on the current debt levels, if the Consolidated Entity is not in compliance with the financial covenants in the credit facility, or the Consolidated Entity does not receive a waiver from the lender, and if the Consolidated Entity fails to cure any such noncompliance during the applicable cure period, the due date of the debt could be accelerated by the lender. In addition, failure to comply with any of the covenants under the credit facility could adversely affect the Consolidated Entity’s ability to fund ongoing operations.

The credit facility is secured by all assets of the Consolidated Entity.

The Consolidated Entity incurred $0.2 million in borrowing costs which have been deferred and will be amortized over the life of the facility using the effective interest rate method.

NOTE 14.	PROVISIONS
	Consolidated Entity
	2014	2013
	$	$

Provision for Restoration - current	-	1,044,228

Provision for Restoration - non current	1,682,383	964,600
Total provision for restoration	1,682,383	2,008,828

Samson Oil & Gas Limited	Annual Report – 30 June 2015

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for 30 June 2015

A provision for restoration is recognised in relation to the oil and gas activities for costs such as reclamation, plugging wells and other costs associated with the restoration of oil and gas properties. Estimates of the restoration obligations are based on anticipated technology and legal requirements and future costs, which have been discounted to their present value. In determining the restoration provision, the entity has assumed no significant changes will occur in the relevant government legislation in relation to the restoration of such oil and gas properties in the future.

	Consolidated Entity
	2015	2014
	$	$
Provision for Restoration
Balance at beginning of year	2,008,828	1,333,095
Recognised upon acquisition or development of new assets	169,561	245,407
Work performed	(876,742)	(23,493)
Increase/(decrease) in liability due to change in estimated costs	326,445	374,317
Unwinding of discount	54,291	79,502
Balance at end of the year	1,682,383	2,008,828

The increase during the year ended 30 June 2015 relates to the provision recognised for new drilling in our North Stockyard field.

NOTE 15.	CONTRIBUTED EQUITY AND RESERVES
(a)	Issued and paid up capital
Contributed Equity	Consolidated Entity
	2015	2014
	$	$
2,837,847,022 ordinary fully paid shares including shares to be issued (2014 – 2,837,821,933 ordinary fully paid shares including shares to be issued)	98,296,001	98,340,121

Movements in contributed equity for the year	2015		2014
	No. of shares	$	No. of shares	$
Opening balance	2,837,756,933	98,340,121	2,229,165,163	86,608,255
Capital Raising (i)	-	-	608,562,986	12,776,715
Shares issued upon exercise of options (ii)	25,089	880	28,784	1,007
Transaction costs incurred	-	(45,000)	-	(1,045,856)
Shares on issue at balance date	2,837,782,022	98,296,001	2,837,756,933	98,340,121

Shares to be issued as part of Kestrel acquisition (iii)	65,000	-	65,000	-
Closing Balance	2,837,847,022	98,296,001	2,837,821,933	98,340,121

(i)	In August and September 2013, the Company issued 318,452,166 ordinary shares priced at 2.5 cents (Australian) each to raise US$7,337,138 to investors in the United States and Australia.

In April 2014, the Company issued 290,110,820 ordinary shares priced at 0.02 cents (Australian) each to raise US$5,439,577 to investors in the United States and Australia

Samson Oil & Gas Limited	Annual Report – 30 June 2015

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for 30 June 2015

(ii)	During the course of the year the Company issued 25,089 (2014: 28,784) ordinary shares upon the exercise of 25,089 (2014: 28,784) options.

The exercise price of the options exercised was (average price based on the exchange rate on the date of exercise) A$0.038 per share/US$0.035 per share (2014: A$0.038 per share/US$0.035 per share) to raise US$880 (2014: US$1,007).

(iii)	These shares were issued to Kestrel shareholders throughout 2008 as part of the offer to non-US resident shareholders whereby they received five Samson shares for every one Kestrel share held. The Samson share price on the date the acceptance of the offer was received was deemed to be the fair value of the share. As at balance date acceptances had been received for 65,000 (2014:65,000) shares which have not yet been issued. These shares will be issued upon the presentation of Kestrel Share Certificates by the owner of the shares.

(b)	Share Options

All references to exercise price and deemed value of options are in Australian Dollars.

At the end of the year, there were 324,667,765 (2014: 389,192,854) unissued ordinary shares under option. All option exercise prices are denominated in Australian Dollars unless noted otherwise.

In November 2010, 29,000,000 options were issued to the Directors. These options have an exercise price of 8 cents per share and an expiry date of 31 October 2014. These options vested immediately and expired unexercised.

In December 2010, 32,000,000 options were issued to employees of the Company. These options have an exercise price of 8 cents and an expiry date of 31 December 2014. One third of the options vested on 31 January 2011, one third vested on 31 January 2012 and the remaining third vested on 31 January 2013. 500,000 of these options were exercised during the year ended 30 June 2011. The remaining options expired unexercised.

In July 2011, 4,000,000 options were issued to an employee of the Company. These options have an exercise price of 16.4 cents and an expiry date of 31 December 2014. One third of the options vested on 31 July 2011, one third vested on 31 July 2012 and the remaining third vested on 31 July 2013. These options expired unexercised.

In November 2011, 4,000,000 options were issued to a Non-executive Director of the Company. These options have an exercise price of 15.5 cents and an expiry date of 31 October 2015. These options vested immediately.

During the year ended June 30, 2013, we issued 97,307,526 options in conjunction with two placements and a rights offering. The options have an exercise price of 3.8 cents and an expiry date of 31 March 2017. During the current year 25,089 (2014: 28,784) were exercised.

In August and September 2013, we issued 132,380,866 options in conjunction with two placements. The options have an exercise price of 3.8 cents and an expiry of 31 March 2017.

In November 2013, we issued 4,000,000 options to a Director of the Company. These options have an exercise price of 3.9 cents and an expiry of 30 November 2017. The options vested immediately.

In April 2014, we issued 87,033,246 options in conjunction with a placement. The options have an exercise price of 3.3 cents and an expiry of 30 April 2018.

(c)	Terms and Conditions of Contributed Equity

Ordinary shares have the right to receive dividends as declared and, in the event of winding up the Company, to participate in the proceeds from the sale of all surplus assets in proportion to the number of and amounts paid up on shares held.

Ordinary shares entitle their holder to one vote, either in person or by proxy, at a meeting of the Company.

Samson Oil & Gas Limited	Annual Report – 30 June 2015

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for 30 June 2015

(d)	Reserves
	Consolidated Entity
Reserves	2015	2014
	$	$
Foreign currency translation reserve	2,094,038	2,399,876
Equity reserve	(1,097,780)	(1,097,780)
Share based payments reserve	5,276,872	5,276,872
Total Reserves	6,273,130	6,578,968

	Consolidated Entity
Movement in Reserves	2015	2014
	$	$
Foreign currency translation reserve
Balance 1 July	2,399,876	3,076,029
Currency translation differences	(305,838)	(676,153)
Balance at 30 June	2,094,038	2,399,876

Share based payments reserve
Balance 1 July	5,276,872	5,190,628
Options vested	-	86,244
Balance at 30 June	5,276,872	5,276,872

Nature and purpose of reserves

Foreign currency translation reserve

The foreign currency translation reserve is used to record exchange rate differences arising from the translation of financial statements of the Parent Entity with a functional currency that differs to the presentation currency of the Consolidated Entity.

Share Based Payments Reserve

This reserve is used to record the value of share based payments granted.

Equity Reserve

This reserve is used to recognise the difference between the consideration paid and book value of minority interests’ acquired.

NOTE 16.	ACCUMULATED LOSSES

	Consolidated Entity
	2015	2014
	$	$
Balance previously reported at the beginning of the year	(53,693,124)	(50,428,555)

Net (loss)/profit attributable to members of Samson Oil & Gas Limited, after income tax	(35,010,250)	(3,264,569)

Balance at the end of the year	(88,703,374)	(53,693,124)

Samson Oil & Gas Limited	Annual Report – 30 June 2015

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for 30 June 2015

NOTE 17.	COMMITMENTS

(a)	Exploration Commitments

Due to the nature of the Consolidated Entity’s operations in exploring and evaluating areas of interest, it is very difficult to accurately forecast the nature or amount of future expenditure, although it will be necessary to incur expenditure in order to retain present interests. Expenditure commitments on mineral tenure for the Consolidated Entity can be reduced by selective relinquishment of exploration tenure or by the renegotiation of expenditure commitments.

The minimum level of exploration commitments expected as at year ended 30 June 2015 is $25,000 (2014: $200,000), which includes the minimum amounts required to retain tenure. It is anticipated that the exploration expenditure commitments in the ensuing periods will be at a similar level.

(b)	Development Expenditure

As at 30 June 2015, the Consolidated Entity has to drill a second well in its Rainbow project area prior to 4 February 2016. If the Consolidated Entity fails to drill this well, it will lose 655 acres in the Rainbow project. This well has yet to proposed and the Consolidated Entity has not yet determined if this well will be drilled.

(c)	Operating Lease Commitments – Consolidated Entity as lessee

The Parent and its subsidiaries have entered into operating leases for the lease of its office space in Perth, Western Australia and Denver, Colorado.

Future minimum rentals payable under non-cancellable operating leases as at 30 June are as follows:

	Consolidated Entity
	2015	2014
	$	$
Minimum lease payments
- not later than one year	135,658	139,032
- later than one year and not later than five years	19,944	136,633
Aggregate lease expenditure contracted for at balance date	155,602	275,665

Samson Oil & Gas Limited	Annual Report – 30 June 2015

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for 30 June 2015

NOTE 18.	SEGMENT REPORTING

Operating segments are now reported in a manner that is consistent with the internal reporting provided to the chief operating decision maker (“CODM”). The CODM, who is responsible for allocating resources and assessing performance of operating segments, has been identified as the Board of Directors.

The group operates primarily in one business segment being oil and gas exploration, development and production in the United States of America.

The following table presents revenue and loss information regarding geographic segments for the year ended 30 June 2015 and 30 June 2014 as presented to the Board of Directors.

	United States of America – continuing operations		Other segments		Consolidated
	2015 $	2014 $	2015 $	2014 $	2015 $	2014 $
Segment revenue from external customers	13,295,006	10,618,628	-	-	13,295,006	10,618,628

Segment result before amortisation and impairment	(7,705,200)	2,312,654	(537,251)	(758,580)	(8,242,451)	1,554,074
Impairment	(19,857,456)	(272,438)	-	-	(19,857,456)	(272,438)
Depreciation and amortisation	(6,907,322)	(3,660,990)	-	-	(6,907,322)	(3,660,990)
Total Segment result	(34,469,978)	(1,620,774)	(537,251)	(758,580)	(35,007,229)	(2,379,354)

Total Segment Assets	38,172,627	64,181,496	1,208,546	2,087,573	39,381,173	66,269,069
Additions to non current assets	23,745,248	21,749,672	-	-	23,745,248	21,749,672

Total Segment Liabilities	(23,007,265)	(14,875,744)	(154,607)	(167,360)	(23,161,872)	(15,043,104)

Samson Oil & Gas Limited	Annual Report – 30 June 2015

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for 30 June 2015

NOTE 18.	SEGMENT REPORTING (CONT)

Segment Result	Consolidated Entity
	2015	2014
	$	$
Total segment result	(35,007,229)	(2,379,354)
Income tax expense from continuing operations	(3,021)	(885,215)
Net loss for the year attributable to owners of Samson Oil & Gas Limited	(35,010,250)	(3,264,569)

All revenue from the United States of America segment is from customers based in the United States of America.

Other Segments revenue relates principally to interest income earned on cash balances in Australia.

NOTE 19.             RECONCILIATION OF LOSS AFTER INCOME TAX TO NET CASH FLOW FROM OPERATING ACTIVITIES

	Consolidated Entity
	2015	2014
	$	$

Reconciliation of the net loss after tax to the net cash flows from operations

Net loss after tax	(35,010,250)	(3,264,569)
Depreciation of non-current assets	6,907,322	3,660,990
Net gain on sale of assets	-	(2,918,083)
Share based payments	-	86,244
Amortisation of borrowing costs	135,694	33,632

Unwinding of discount associated with restoration obligation	54,291	79,502

Abandonment costs	412,588	468,432
Exploration expenditure expensed	12,686,943	380,283
Net (gain)/ loss on fair value movement of fixed forward swaps	(673,859)	423,999
Impairment losses of oil and gas properties	19,857,456	272,438

Changes in assets and liabilities:

(Increase)/decrease in receivables	(223,559)	(1,376,522)
(Decrease)/increase in employee benefits	(10,897)	(12,057)
(Decrease)/increase in payables	(1,091,290)	638,448

NET CASH FLOWS USED IN OPERATING ACTIVITIES	3,044,439	(1,527,263)

Samson Oil & Gas Limited	Annual Report – 30 June 2015

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for 30 June 2015

NOTE 20.	RELATED PARTY DISCLOSURES

The consolidated financial statements include the financial statements of Samson Oil & Gas Limited and the following subsidiaries:

		% Equity Interest		Investment
	Country of	2015	2014	2015	2014
Name	Incorporation			$	$
Samson Oil & Gas USA Inc	United States	100	100	38,505,362	30,079,414
Samson Oil and Gas Montana USA, Inc (100% owned subsidiary of Samson Oil & Gas USA Inc)	United States	100	100	34,167,452	33,926,739
				72,672,814	64,006,153

Ultimate parent

Samson Oil & Gas Limited is the ultimate parent Company.

Key management personnel compensation

	Consolidated Entity
	2015	2014
	$	$
Short Term	1,484,833	1,715,460
Post Employment	68,338	64,499
Share-based Payments	-	80,989
	1,553,171	1,860,948

Other related party transactions

There were no related party transactions during 2015 and 2014.

NOTE 21.	AUDITORS’ REMUNERATION
	Consolidated Entity
	2015	2014
	$	$
Amounts received or due and receivable 2015: by RSM Bird Cameron Partners and 2014: PricewaterhouseCoopers (Australia) for:

an audit or review of the financial report of the entity and any other entity in the Consolidated Entity	70,000	98,371
	70,000	98,371

Amounts received or due and receivable by 2015: Hein & Associates and 2014:PricewaterhouseCoopers International for:

an audit or review of the reporting forms of the Consolidated Entity	220,000	670,000
	220,000	670,000

Samson Oil & Gas Limited	Annual Report – 30 June 2015

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for 30 June 2015

NOTE 22.	LOSS PER SHARE

Basic loss per share amounts are calculated by dividing net result for the year attributable to ordinary equity holders of the parent by the weighted average number of ordinary shares outstanding during the year.

Diluted loss per share amounts are calculated by dividing the net result attributable to ordinary equity holders of the parent by the weighted average number of ordinary shares outstanding during the year plus the weighted average number of ordinary shares that would be issued on the conversion of all dilutive potential ordinary shares into ordinary shares.

The following reflects the income and share data used in the basic and diluted loss per share computations:

	Consolidated Entity
	2015	2014
	$	$
Net loss for the year attributable to owners of Samson Oil & Gas Limited (used in calculating basic and diluted loss per share)	(35,010,250)	(3,264,569)

	Number of Shares
Weighted average number of ordinary shares used as the denominator in calculating basic loss per share	2015	2014
	2,837,777,322	2,558,418,209
Adjustments for calculation of diluted earnings per share:
Options	-	-
Bonus element for rights issue	-	-
Weighted average number of ordinary shares and potential ordinary shares used as the denominator in calculating diluted earnings per share	2,837,777,322	2,558,418,209

At the end of the current year there were 324,667,765 (2014:389,192,854) potential ordinary shares on issue. These potential ordinary shares are not dilutive for 30 June 2015 or 2014 as applicable.

There have been no transactions involving ordinary shares that would significantly change the number of ordinary shares or potential ordinary shares outstanding between the reporting date and the date of completion of these financial statements.

NOTE 23.	FINANCIAL INSTRUMENTS

a)	Guarantees

The parent entity has provided a guarantee to Mutual of Omaha Bank with respect to the credit facility provided to Samson Oil and Gas USA, Inc. for the entire outstanding balance. (2014: the Mutual of Omaha Bank facility).

b)	Derivative Instruments

The Company enters into derivative contracts, primarily collars, swaps and option contracts, to hedge future crude oil and natural gas production in order to mitigate the risk of market price fluctuations. All derivative instruments are recorded on the balance sheet at fair value. All of the Company's derivative counterparties are commercial banks that were previously parties to its revolving credit facility. The Company has elected not to apply hedge accounting to any of its derivative transactions and consequently, the Company recognizes mark-to-market gains and losses in earnings currently, rather than deferring such amounts in other comprehensive income for those commodity derivatives that qualify as cash flow hedges.

Samson Oil & Gas Limited	Annual Report – 30 June 2015

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for 30 June 2015

At 30 June 2015, the Company’s commodity derivative contracts consisted of collars and fixed price swaps, which are described below:

Collar	Collars contain a fixed floor price (put) and fixed ceiling price (call). If the market price exceeds the call strike price or falls below the put strike price, the Company receives the fixed price and pays the market price. If the market price is between the call and the put strike price, no payments are due from the either party.

Fixed price swap	The Company receives a fixed price for the contract and pays a floating market price to the counterparty over a specified period for a contracted volume.

All of the Company’s derivative contracts are with the same counterparty and are shown on a net basis on the Balance Sheet. The Company’s counterparty has entered into an inter-creditor agreement with Mutual of Omaha Bank, the provider of the Company’s credit facility, as such, no additional collateral is required by the counterparty.

Fair value is defined as the price that would be received in the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The Company utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable. The Company classifies fair value balances based on the observability of those inputs. The FASB has established a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority to unobservable inputs (level 3 measurement).

The three levels of the fair value hierarchy are as follows:

Level 1—Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2—Pricing inputs are other than quoted prices in active markets included in level 1, but are either directly or indirectly observable as of the reported date and for substantially the full term of the instrument. Inputs may include quoted prices for similar assets and liabilities. Level 2 includes those financial instruments that are valued using models or other valuation methodologies.

Level 3—Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.

As at 30 June 2015 and 2014, the fair value of the Consolidated Entity’s derivative instruments was as follows:

	Fair Value at 30 June 2015
	Level 1	Level 2	Level 3	Netting (1)	Total
Current Assets
Derivative instruments	-	379,540	-	(220,324)	159,216

Non Current Assets
Derivative instruments	-	298,703	-	(197,434)	101,269

Current Liability
Derivative instruments	-	220,324	-	(220,324)	-

Non Current Liability
Derivative instruments	-	197,434	-	(197,434)	-

Samson Oil & Gas Limited	Annual Report – 30 June 2015

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for 30 June 2015

	Fair Value at 30 June 2014
	Level 1	Level 2	Level 3	Netting (1)	Total
Current Assets
Derivative instruments	-	56,380	-	(56,380)	-

Non Current Assets
Derivative instruments	-	61,493	-	(61,493)	-

Current Liability
Derivative instruments	-	340,756	-	(56,380)	284,376

Non Current Liability
Derivative instruments	-	190,491	-	(61,493)	128,998

(1) Financial assets and liabilities are offset and the net amount reported in the balance sheet where the Consolidated Entity currently has a legally enforceable right to offset the recognised amounts, and there is an intention to settle on a net basis or realise the asset and settle the liability simultaneously. Agreements with derivative counterparties are based on an ISDA Master Agreement. Under the terms of these arrangements, only where certain credit events occur (such as default), the net position owing/ receivable to a single counterparty in the same currency will be taken as owing and all the relevant arrangements terminated.

Commodity Derivative Contracts.   The Company’s commodity derivative instruments consisted of collars and swap contracts for oil. The Company values the derivative contracts using industry standard models, based on an income approach, which considers various assumptions including quoted forward prices and contractual prices for the underlying commodities, time value and volatility factors, as well as other relevant economic measures. Substantially all of the assumptions can be observed throughout the full term of the contracts, can be derived from observable data or are supportable by observable levels at which transactions are executed in the marketplace and are therefore designated as level 2 within the fair value hierarchy. The discount rates used in the assumptions include consideration of non-performance risk. The Company accounts for its commodity derivatives at fair value on a recurring basis.

NOTE 24.	CONTINGENCIES

There are no unrecorded contingent assets or liabilities in place for the Consolidated Entity at balance date (2014: $Nil).

NOTE 25.	INTEREST IN JOINTLY CONTROLLED OPERATIONS

The Consolidated Entity has an interest in the following joint operations whose principal activities are oil and gas exploration and production.

Samson Oil & Gas Limited	Annual Report – 30 June 2015

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for 30 June 2015

		Working Interest Held
Project/Property Name	Location	%	%
Exploration		2015	2014
Baxter Shale	United States of America	-	10.00
Hawk Springs	United States of America	25-100	25-100
Gold Coast Unit CBM	United States of America	-	50.00
South Goose Lake	United States of America	25.00	25.00
Roosevelt	United States of America	66.00	66.00

Production
Big Hand	United States of America	4.00	4.00
Bird Canyon	United States of America	16.00	16.00
Deep Draw	United States of America	0.00	0.00
Hilight	United States of America	9.00	9.00
Jalmat	United States of America	60.00	60.00
Jayson Unit	United States of America	2.00	2.00
Kicken Draw	United States of America	15.00	15.00
LA Ward	United States of America	3.00	3.00
Neta	United States of America	13.00	13.00
Powder River Basin	United States of America	18.00	18.00
San Simon	United States of America	27.00	27.00
Scribner	United States of America	28.00	28.00
Wagensen	United States of America	8.00	8.00
North Stockyard	United States of America	25-34.5	25-34.5
Sabretooth	United States of America	12.50	12.50

Oil and gas properties held as jointly controlled assets total $28,794,738 (2014: $32,261,936).

NOTE 26.	EVENTS SUBSEQUENT TO BALANCE DATE

The Directors are not aware of any matters or circumstances not otherwise dealt with in this report that have significantly or may significantly affect the operations of the Consolidated Entity, the results of those operations or the state of affairs of the Consolidated Entity in the subsequent financial years.

NOTE 27.	FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES

The Consolidated Entity’s principal financial assets and financial liabilities comprise receivables, payables, derivative instruments and cash.

The Consolidated Entity manages its exposure to key financial risk in accordance with the Board’s financial risk management strategy. The objective of the strategy is to support the delivery of the Consolidated Entity’s financial targets whilst protecting future financial security.

The Consolidated Entity may enter into derivative transactions, principally oil and gas price fixed forward swaps, to manage the price risk arising from the Consolidated Entity’s operations. These derivatives have not previously qualified for hedge accounting.

The main risks arising from the Consolidated Entity’s financial instruments are interest rate risk, foreign currency risk, credit risk, price risk and liquidity risk. The Consolidated Entity uses different methods to measure and manage the different types of risks to which it is exposed. These include monitoring levels of exposure to foreign currency and price risk and assessments of market forecasts for foreign exchange and commodity prices. Ageing analysis and monitoring of specific debtors are undertaken to manage credit risk and liquidity risk is monitored through the development of future rolling cash flow forecasts.

Samson Oil & Gas Limited	Annual Report – 30 June 2015

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for 30 June 2015

Primary responsibility for identification and control of financial risks rests with the executive management group, specifically the Chief Executive Officer and Chief Financial Officer, under the authority of the Board. The Board reviews and approves policies and strategies for managing each of the risks identified below.

Risk Exposures and Responses

Capital Management

When managing capital, management’s objective is to ensure the entity continues as a going concern as well as to maintain optimal returns to shareholders and benefits for other stakeholders. The Consolidated Entity funds its activities through capital raisings and debt funding, where appropriate. The Consolidated Entity is not subject to any externally imposed capital requirements.

Interest rate risk

The Consolidated Entity continually reviews its interest rate exposure. Consideration is given to potential restructuring of its existing positions and alternative financing.

The Consolidated Entity has $18,699,000 in borrowings which is subject to a floating interest rate of the 90 day LIBOR (London Interbank Offered Rate) plus 4.0%. The Consolidated Entity does not have any derivative instruments in place to protect the Consolidated Entity from movements in this interest rate. While this rate is subject to change, it has remained around 0.23% in recent months.

At 30 June 2015 if interest rates had moved, as illustrated in the table below (estimated from historical movements), with all other variables held constant, the impact would be:

	Pre tax result		Other Equity
	Higher/(Lower)		Higher/(Lower)
	2015	2014	2015	2014
	$	$	$	$
Borrowings
+ 0.25% (25 basis points)	46,748	15,000	-
- 0.23% (23 basis points)	(43,008)	(13,800)	-	-

The Consolidated Entity’s cash assets are exposed to minimal interest rate risk. The Consolidated Entity’s cash accounts are primarily held in low or no interest rate accounts. Interest revenue is not a significant income item for the Consolidated Entity and the Consolidated Entity does not rely on the cash generated from interest income.

	Consolidated Entity
	2015	2014
	$	$
Cash exposed to Australian interest rates	1,105,573	1,961,774
Cash exposed to United States of America interest rates	957,149	4,884,620
	2,062,722	6,846,394

The average floating interest rate for the Consolidated Entity in the United States was 0.016% per annum (2014: 0.052%).

The average fixed interest rate for the Consolidated Entity in the United States was 2.861% (2014: 0.0%).

Samson Oil & Gas Limited	Annual Report – 30 June 2015

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for 30 June 2015

The average floating interest rate for the Consolidated Entity in Australia was per annum 2.183% (2014: 2.213%)

The average fixed interest rate for the Consolidated Entity in Australia was 0.0% per annum (2014:3.072%).

At year end, the Consolidated Entity has $nil (2014: $nil) in short term deposits that have fixed interest rates. These term deposits have terms no longer than 90 days.

At 30 June 2015 if interest rates had moved, as illustrated in the table below (estimated from historical movements), with all other variables held constant, the impact would be:

	Pre tax result		Other Equity
	Higher/(Lower)		Higher/(Lower)
	2015	2014	2015	2014
	$	$	$	$
Cash exposed to AUS interest rates
+ 0.25% (25 basis points)	2,764	4,904	-	-
- 0.50% (50 basis points)	(5,528)	(9,809)	-	-

	Pre tax result		Other Equity
	Higher/(Lower)		Higher/(Lower)
	2015	2014	2015	2014
	$	$	$	$
Cash exposed to US interest rates
+ 0.10% (10 basis points)	957	4,885	-	-
- 0.25% (25 basis points)	(2,393)	(12,212)	-	-

Foreign Currency Risk

As a result of significant operations in the United States, the Consolidated Entity’s financial statements can be affected significantly by movements in the US$/A$ exchange rates.

The majority of the transactions (both revenue and expenses) of the United States subsidiaries are denominated in US dollars.

The Consolidated Entity does not have any foreign currency cash flow hedges.

At balance date, the Consolidated Entity had the following exposure to A$ foreign currency that is not designated in cash flow hedges:

	Consolidated Entity
	2015	2014
	$	$
Financial Assets
Cash and cash equivalents	1,105,573	1,961,774
Trade and other receivables	102,184	124,829

Financial Liabilities
Trade and other payables	155,762	169,672

Net Exposure	1,051,995	1,916,931

Samson Oil & Gas Limited	Annual Report – 30 June 2015

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for 30 June 2015

At 30 June 2015 if foreign exchange rates had moved, as illustrated in the table below (estimated from historical movements), with all other variable held constant, the impact would be:

	Pre tax result		Other Equity
	Higher/(lower)		Higher/(lower)
	2015	2014	2015	2014
	$	$	$	$
Consolidated
A$:US$ +10%	-	-	80,943	192,021
A$:US$ -10%	-	-	(80,943)	(192,021)

Consolidated Entity

The impact of the foreign exchange on the Consolidated Entity relates to the value of assets, net of liabilities that are held in the Consolidated Entity which are held in the Parent Entity, which has a functional currency of Australian Dollars.

For the Consolidated Entity, the change in foreign exchange rate does not have any impact on the profit and loss of the entity as the impact of the foreign exchange movements is recorded in the foreign exchange reserve.

Management believes the balance date risk exposures are representative of the risk exposure inherent in the financial instruments.

Price risk

Price risk arises from the Consolidated Entity’s exposure to oil and gas prices. These commodity prices are subject to wide fluctuations and market uncertainties due to a variety of factors that are beyond the control of the Consolidated Entity. Sustained weakness in oil and natural gas prices may adversely affect the Consolidated Entity’s financial condition.

The Consolidated Entity manages this risk by continually monitoring the oil and gas price and the external factors that may affect it. The Board reviews the risk profile associated with commodity price risk periodically to ensure that it is appropriately managing this risk. Derivatives are used to manage this risk where appropriate. The Board must approve any derivative contracts that are entered into by the Company. As at Balance Date, the Consolidated Entity has the following derivative contracts in place:

Oil Price Collars - WTI	Volumes (bbls)	Floor US$	Ceiling US$
2016	2,788	85.00	89.85

Oil Price Swaps - WTI	Volumes (bbls)	Call Option Price US$
2016	2,788	105.00

Oil Price Swaps - WTI	Volumes (bbls)	Sub Floor - US$	Floor US$	Ceiling US$
2015	55,200	32.50	45.00	70.25
2016	36,600	67.50	82.50	-
2016	27,450	40.00	55.00	80.00

At 30 June 2015 if the price of natural gas and oil had moved, as illustrated in the table below (estimated from historical movements, with all other variable held constant, the impact would be:

Samson Oil & Gas Limited	Annual Report – 30 June 2015

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for 30 June 2015

Consolidated	Pre tax result		Other Equity (pre tax)
	Higher/(lower)		Higher/(lower)
	2015	2014	2015	2014
	$	$	$	$
Oil
Oil price + 10%	1,095,701	174,966	-	-
Oil price – 20%	(2,091,163)	(195,512)	-	-

Credit Risk

The Consolidated Entity manages its credit risk through constantly monitoring its credit exposure, to ensure it is acceptable.

Credit risk arises from the financial assets of the Consolidated Entity, which comprise cash and cash equivalents and trade and other receivables. The Consolidated Entity’s exposure to credit risk arises from potential default of the counter party, with a maximum exposure equal to the carrying amount of these instruments. Exposure at balance date is addressed in each applicable note.

The Consolidated Entity trades only with recognised, creditworthy third parties, and as such collateral is not requested nor is it the Consolidated Entity’s policy to securitise its trade and other receivables.

The Consolidated Entity holds its cash with large well respected banks, with no history of default and therefore its credit exposure to cash is minimal. The minimum credit rating of the Consolidated Entity’s bank is Prime-1 as determined by Moody’s Rating Agency.

Receivables balances are monitored on an ongoing basis with the result that the Consolidated Entity’s exposure to bad debts is not significant.

Whilst a small number of debtors account for a large percentage of the Consolidated Entity’s receivable balance, the Board does not consider this a significant risk to the Consolidated Entity as the debtors are all creditworthy with no history of default. As at the date of this report, the Consolidated Entity does not have any receivables which are past their due date and the Consolidated Entity has not recorded any impairment in relation to its receivables.

Liquidity Risk

The Consolidated Entity’s objective is to fund future development through cash flow from operations, equity and debt, where appropriate. It is the Consolidated Entity’s policy to review the cash flow forecasts regularly to ensure that the Consolidated Entity can meet its obligations when they fall due.

The table below reflects all contractual repayments and interest resulting from recognised financial liabilities, including derivative instruments as of 30 June 2015. For derivative financial instruments the market value is presented, whereas for the other obligations the undiscounted cash flows for the respective upcoming fiscal years are presented. Cash flows for financial liabilities without fixed amounts or timing are based on the conditions existing at 30 June 2015.

The remaining contractual maturities of the Consolidated Entity’s financial liabilities are:

	Consolidated Entity
	2015	2014
	$	$
6 months or less	3,139,432	6,576,551
1-5 years	18,474,188	5,681,716
	21,613,620	12,258,267

The Consolidated Entity monitors rolling forecasts of liquidity reserve on the basis of expected cash flow.

Samson Oil & Gas Limited	Annual Report – 30 June 2015

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for 30 June 2015

At balance date, the Consolidated Entity has $301,000 in unused credit facility available for draw down (2014: $9.5 million).

Fair Value

The methods for estimating fair value and the fair value of the financial assets and liabilities are outlined in the relevant notes to the financial statements.

The carrying amount of trade receivables and payables approximates their fair value. Derivatives are carried at their fair value on the balance sheet. All financial assets and liabilities are held as level 2 (quoted prices in active markets for identical assets or liabilities) in the fair value measurement hierarchy.

NOTE 28.	SHARE BASED PAYMENT PLANS

The Consolidated Entity provides benefits to employees (including senior executives) of the Consolidated Entity in the form of share based payments, whereby employees render services in exchange for shares or rights over shares (equity-settled transactions).

In a prior year, the Consolidated Entity filed a Form S-8 with the Securities and Exchange Commission.  The Form S-8 is a registration statement used by U.S. public companies to register securities to be offered pursuant to employee benefit plans; in this case the ordinary shares issuable and reserved for issuance underlying the options which may be issued pursuant to the Samson Oil & Gas Limited Stock Option Plan were registered.

All references to inputs in this note are in Australian Dollars as they refer to Australian listed securities, unless noted otherwise.

There we no options issued to Directors, Executives or other employees during the year ended 30 June 2015.

Options issued to Directors

During the year ended 30 June 2014 4,000,000 options were issued to a new Director with a value of $0.0217 per option. The options have an exercise price of 3.9 cents and an expiry date of 30 November 2017. A Black-Scholes option pricing model taking into the following variables was used to value the options:

Share price at grant date (cents)	2.4
Exercise price (cents)	3.9
Time to expiry (years)	4
Risk free rate (%)	1.25
Share price volatility (%)	176.52
Dividend yield	Nil

There were no share based payments during the year ended 30 June 2013, other than the vesting expense recognised in relation to options issued during the year ended 30 June 2011.

At year end there were 8,000,000 (2014: 72,500,000) options outstanding that had been granted to employees, Directors and other service providers. The weighted average exercise price was 9.7 cents (2014: 8.65 cents) per option.

The weighted average remaining contractual life for the share options outstanding as at 30 June 2015 is between 2.5 and 3.0 years (2014: between 6 months and 3.5 years).

The range of exercise prices for options outstanding at the end of the year was 3.8-16 cents (2014: 3.8 – 16 cents).

No options were issued during the year ended 30 June 2015. The weighted average fair value of options granted during the year ended 30 June 2014 was 2.17 cents per option.

Samson Oil & Gas Limited	Annual Report – 30 June 2015

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

for 30 June 2015

NOTE 29.	PARENT ENTITY FINANCIAL INFORMATION

(a)	Summary financial information

The individual financial statements for the parent entity show the following aggregate amounts:

	2015	2014
	$	$
Balance Sheet
Current assets	1,154,669	2,021,488
Total assets	13,401,204	35,899,282

Current liabilities	154,607	167,360
Total liabilities	154,607	167,360

Net assets	13,246,597	35,731,922

Shareholders’ equity
Issued capital	98,296,001	98,340,121

Reserves
Share based payments reserve	5,276,872	5,276,872
Foreign currency translation reserve	(5,736,155)	1,706,043
Accumulated Losses	(84,590,121)	(69,591,114)
Net shareholders’ equity	13,249,597	35,731,922

Profit for the year	(14,999,007)	(2,748,156)
Total comprehensive income	(7,556,809)	(3,270,637)

(b)	Guarantees

Samson Oil and Gas Limited has provided a guarantee of the credit facility of Samson Oil and Gas USA, Inc to Mutual of Omaha Bank. (2014: Mutual of Omaha Facility).

(c)	Contingent liabilities of the parent entity

The parent entity did not have any contingent liabilities at 30 June 2015 or 30 June 2014.

Samson Oil & Gas Limited	Annual Report – 30 June 2015

DIRECTORS’ DECLARATION
30 June 2015

DIRECTORS’ DECLARATION

In accordance with a resolution of the Directors of Samson Oil & Gas Limited, I state that:

In the opinion of the Directors:

(a)	the financial statements and notes set out on pages 29 to 76 are in accordance with the Corporations Act 2001, including :

(i)	giving a true and fair view of the Consolidated Entity’s financial position as at 30 June 2015 and of its performance for the financial year ended on that date; and

(ii)	complying with Accounting Standards, the Corporations Regulations 2001 and other mandatory professional reporting requirements, and

(b)	there are reasonable grounds to believe that the Company will be able to pay its debts as and when they become due and payable.

Note 2(a) confirms that the financial statements also comply with International Financial Reporting Standards as issued by the International Accounting Standards Board.

The Directors have been given the declarations by the chief executive officer and chief financial officer required by section 295A of the Corporations Act 2001.

Signed in accordance with a resolution of directors made pursuant to section 295(5)(a) of the Corporations Act 2001.

On behalf of the directors

Terence M. Barr
Director

Denver, Colorado
16 September 2015

Samson Oil & Gas Limited	Annual Report – 30 June 2015

SHAREHOLDER INFORMATION
for the year ended 30 June 2015

INDEPENDENT AUDIT REPORT

RSM Bird Cameron Partners
8 st George’s Terrace Perth WA 6000
GPO Box R1253 Perth WA 6844
T +61 8 9261 9100 F +61 9261 9101
www.rsmi.com.au

INDEPENDENT AUDITOR'S REPORT

TO THE MEMBERS OF

SAMSON OIL & GAS LIMITED

Report on the Financial Report

We have audited the accompanying financial report of Samson Oil & Gas Limited, which comprises the consolidated statement of financial position as at 30 June 2015, the consolidated statement of comprehensive income, consolidated statement of changes in equity and consolidated statement of cash flows for the year then ended, notes comprising a summary of significant accounting policies and other explanatory information, and the directors' declaration of the consolidated entity comprising the company and the entities it controlled at the year's end or from time to lime during the financial year.

Directors' Responsibility for the Financial Report

The directors of the company are responsible for the preparation of the financial report that gives a true and fair view in accordance with Australian Accounting Standards and the Corporations Act 2001 and for such internal control as the directors determine is necessary to enable the preparation of the financial report that is free from material misstatement, whether due to fraud or error. In Note 2, the directors also state, in accordance with Accounting Standard AASB 101 Presentation of Financial Statements, that the financial statements comply with International Financial Reporting Standards.

Auditors Responsibility

Our responsibility is to express an opinion on the financial report based on our audit. We conducted our audit in accordance with Australian Auditing Standards. These Auditing Standards require that we comply with relevant ethical requirements relating to audit engagements and plan and perform the audit to obtain reasonable assurance about whether the financial report is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial report. The procedures selected depend on the auditor’s judgement, including the assessment of the risks of material misstatement of the financial report, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial report in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the directors, as well as evaluating the overall presentation of the financial report.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinions.

Liability limited by a Scheme approved under Professional Standards Legislation	Major Offices in: Perth, Sydney, Melbourne, Adelaide and Canberra ABN 36 965 185 036	RSM Bird Cameron Partners is a member of the RSM network. Each member of the RSM network is an independent accounting and advisory firm which practices in its own right. The RSM network is not itself a separate legal entity in any jurisdiction.

Samson Oil & Gas Limited	Annual Report – 30 June 2015

SHAREHOLDER INFORMATION
for the year ended 30 June 2015

Independence

In conducting our audit, we have complied with the independence requirements of the Corporations Act 2001. We confirm that the independence declaration required by the Corporations Act 2001, which has been given to the directors of Samson Oil & Gas Limited, would be in the same terms if given to the directors as at the time of this auditor’s report.

Opinion

In our opinion:

(a)	the financial report of Samson Oil & Gas Limited is in accordance with the Corporations Act 2001, including:

(i)	giving a true and fair view of the consolidated entity's financial position as at 30 June 2015 and of its performance for the year ended on that date; and

(ii)	complying with Australian Accounting Standards and the Corporations Regulations 2001; and

(b)	the financial report also complies with International Financial Reporting Standards as disclosed in Note 2.

Report on the Remuneration Report

We have audited the Remuneration Report contained within the directors' report for the year ended 30 June 2015. The directors of the company are responsible for the preparation and presentation of the Remuneration Report in accordance with section 300A of the Corporations Act 2001. Our responsibility is to express an opinion on the Remuneration Report, based on our audit conducted in accordance with Australian Auditing Standards.

Opinion

In our opinion the Remuneration Report of Samson Oil & Gas Limited for the year ended 30 June 2015 complies with section 300A of the Corporations Act 2001.

RSM BIRD CAMERON PARTNERS

Perth, WA	J A KOMNINOS
Dated: 16 September 2015	Partner

Samson Oil & Gas Limited	Annual Report – 30 June 2015

SHAREHOLDER INFORMATION

for the year ended 30 June 2015

SHAREHOLDER INFORMATION

Statement of Issued Securities at 14 September 2015

(a)	There are 2,837,834,301 fully paid ordinary shares and 229,582,240 options on issue which are quoted on the Australian Stock Exchange.
(b)	Members are entitled to one vote for each share held.
(c)	The twenty largest shareholders hold 79.63% of the Company’s issued capital.

Distribution of Securities

Spread of Holdings	Holders	Securities	% of Issued Capital
NIL holding	0	0	0.00%
1 - 1,000	929	258,238	0.01%
1,001 - 5,000	462	1,477,066	0.05%
5,001 - 10,000	352	2,886,256	0.10%
10,001 - 100,000	1,445	60,545,539	2.13%
Over 100,000	831	2,772,667,202	97.71%

TOTAL ON REGISTER	4,019	2,837,834,301	100%

There are 3,084 shareholders who do not hold a marketable parcel of shares.

The following details appear in the company’s register of Substantial Shareholdings at 14 September 2015.

Substantial Shareholder	No. of Shares	Percentage
Nil

Twenty Largest Shareholders

Rank	Holder Name	Securities	%
1	National Nom Ltd	2,040,148,085	71.89%
2	Hussein Jamil Mahomed	21,500,000	0.76%
3	Vogliotti Peter Anthony	19,000,009	0.67%
4	Mirkazemi Pedram	18,000,000	0.63%
5	Milanto Pl	14,000,000	0.49%
6	NEFCO Nom PL	13,450,289	0.47%
7	Citicorp Nom PL	13,230,794	0.47%
8	Baxter Michael	13,171,576	0.46%
9	Miningnut PL	12,800,000	0.45%
10	Doswell Julie	11,936,010	0.42%
11	Paesler C B + A	10,000,000	0.35%
12	Flush Nom PL	10,000,000	0.35%
13	El-Bayeh Yvonne	8,989,477	0.32%
14	JP Morgan Nom Aust Ltd	8,663,996	0.31%
15	Kampar PL	8,046,312	0.28%
16	Monna Mirkazemi Super PL	8,000,000	0.28%
17	Barr Super PL	7,834,621	0.28%
18	O'brien John Walter G	7,129,012	0.25%
19	Armdig PL	7,000,000	0.25%
20	Stratford Linda	6,999,999	0.25%
	TOTAL	2,259,900,180	79.63%

Samson Oil & Gas Limited	Annual Report – 30 June 2015

SHAREHOLDER INFORMATION

for the year ended 30 June 2015

Twenty Largest Listed Option Holders

Rank	Holder Name	Securities	%
1	Danty General Partnership	19,365,407	8.44%
2	Seaside 88 LP	15,403,870	6.71%
3	Alpha Cap Anstalt	12,509,904	5.45%
4	Merrill Lynch Aust Nom PL	11,625,972	5.06%
5	Cranshire Cap Fund Ltd	11,264,928	4.91%
6	Citicorp Nom PL	7,818,428	3.41%
7	Ironman Energy Fund	7,673,125	3.34%
8	Paesler Trading PL	7,000,000	3.05%
9	Empery Asset Ltd	6,405,072	2.79%
10	Hartz Cap Inv LLC	6,405,072	2.79%
11	Rattler General Ptnship	5,208,336	2.27%
12	Anson Inv Fund LP	4,803,800	2.09%
13	Colbern Fiduciary Nom PL	4,500,000	1.96%
14	Hawthorne Peter	4,323,854	1.88%
15	Wolverine Flagship FT Ltd	3,850,968	1.68%
16	Carpenter Philip	3,472,224	1.51%
17	Jones Thomas + Audrey E	3,251,499	1.42%
18	GCA Strategic Inv Fund IT	3,080,774	1.34%
19	Rattler General Partnersh	3,049,966	1.33%
20	Winnell Timothy	3,026,667	1.32%
	TOTAL	144,039,866	62.75%

Unlisted options

Exercise Price	Expiry Date	Number of Unlisted Options
$0.155	31 October 2015	4,000,000
$0.039	30 November 2017	4,000,000
$0.033	30 April 2018	87,033,246
Total		95,033,246

Samson Oil & Gas Limited	Annual Report – 30 June 2015

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